UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CARVANA CO.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT DATED MARCH 14, 2025 - SUBJECT TO COMPLETION

Dear Fellow Stockholders,

We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of Carvana Co. on Monday, May 5, 2025, beginning at 2:30 p.m. PDT. The annual meeting will be conducted virtually via live webcast. To participate in this year's annual meeting of stockholders, you must register beforehand by visiting www.proxydocs.com/CVNA by 2:00 p.m. PDT on May 1, 2025 (the "Registration Deadline"). After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be sent to you by electronic mail. You will not be able to attend the annual meeting physically. Once registered you will be able to listen to the annual meeting live and vote online.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of 2025 Annual Meeting of Stockholders and Proxy Statement. We will mail a notice containing instructions on how to access the Proxy Statement and our 2024 Annual Report on or about Tuesday, March 25, 2025, to all stockholders entitled to vote at the annual meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before April 25, 2025, by following the instructions provided in the notice we will send.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail following instructions on the notice, proxy card, or voting instruction card. Voting by proxy will ensure your representation at the annual meeting regardless of whether you attend.

Sincerely,

Ernest C. Garcia, III
President, Chief Executive Officer and Chairman

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

The 2025 Annual Meeting of Stockholders (the "Annual Meeting") of Carvana Co. (“Carvana,” the “Company,” or “us”) will be held on Monday, May 5, 2025 at 2:30 p.m. PDT and will be conducted virtually via live webcast. To participate in the Annual Meeting, you must register beforehand by visiting http://www.proxydocs.com/CVNA by 2:00 p.m. PDT on May 1, 2025 (the "Registration Deadline"). You will be asked to provide the control number (the "Control Number") located inside the shaded gray box on your Notice of Internet Availability of Proxy Materials (the "Notice"), proxy card, or voting instruction card, as described in the Notice, proxy card, or voting instruction card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be sent to you by electronic mail. Once registered you will be able to listen to the Annual Meeting live and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

1.to elect director nominees Dan Quayle and Gregory Sullivan to our Board of Directors as Class II directors, to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
2.to consider the approval, by an advisory vote, of the compensation of our named executive officers as disclosed in the accompanying Proxy Statement (“say-on-pay”);
3.to recommend, by an advisory vote, the frequency of future advisory votes on the compensation of our named executive officers (“say-on-pay frequency”);
4.to approve an amendment to Carvana’s amended and restated certificate of incorporation to provide for the exculpation of certain officers as permitted by Delaware law;
5.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2025;
6.to vote on a stockholder proposal described in the accompanying Proxy Statement, if presented properly at the meeting; and
7.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has set March 10, 2025 as the record date (the "Record Date") for this year’s meeting. Only stockholders that owned shares of Carvana Co.’s Class A common stock or Class B common stock at the close of business on the Record Date are entitled to notice of our Annual Meeting and may vote at the Annual Meeting or any adjournment thereof.

On or about March 25, 2025, we expect to mail the Notice to our stockholders, with instructions on how to access the Proxy Statement and our 2024 Annual Report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 5, 2025.

The Proxy Statement and our 2024 Annual Report are available directly at the following website: http://www.proxydocs.com/CVNA.

By Order of the Board of Directors

Paul Breaux
General Counsel and Secretary

Commonly Asked Questions and Answers About the Annual Meeting

Q: Why did I receive these materials?

The Board of Directors (the "Board") of Carvana Co. ("Carvana," the "Company," or "us") is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (the "Annual Meeting"), or at any postponement or adjournment thereof. Stockholders who own shares of our Class A common stock or Class B common stock (together our "Common Stock") as of the close of business on March 10, 2025 (the "Record Date"), are entitled to vote at the Annual Meeting. You should review this Proxy Statement and the other proxy materials carefully as they give important information about the items that will be voted on at the Annual Meeting, as well as other important information about Carvana.

Q: How can I attend the Annual Meeting?

The Annual Meeting will be held on Monday, May 5, 2025 at 2:30 p.m. PDT and will be conducted virtually via live webcast. To participate in the Annual Meeting, you must register beforehand by visiting http://www.proxydocs.com/CVNA by 2:00 p.m. PDT on May 1, 2025 (the "Registration Deadline"). You will be asked to provide the control number located inside the shaded gray box on your Notice, proxy card, or voting instruction card (the “Control Number”), as described in the Notice, proxy card, or voting instruction card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will sent by electronic mail to you. Once registered you will be able to listen to the Annual Meeting live and vote online.

Q: Who will be entitled to vote?

Stockholders who own shares of our Common Stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, Carvana had 134,342,668 shares of Class A common stock and 79,119,471 shares of Class B common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Ernest C. Garcia, II, Ernest C. Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock, determined assuming that all of the Class A common units (“Class A Units”) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock. The Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. All other holders of Class B common stock are entitled to one vote per share. All holders of Class A common stock and Class B common stock will vote together as a single class except as otherwise required by applicable law. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on the following matters:

1.to elect director nominees Dan Quayle and Gregory Sullivan to the Board as Class II directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
2.to consider the approval, by an advisory vote, of the compensation of our named executive officers (“say-on-pay”);
3.to recommend, by an advisory vote, the frequency of future advisory votes on the compensation of our named executive officers (“say-on-pay frequency”);
4.to approve an amendment to Carvana’s amended and restated certificate of incorporation to provide for the exculpation of certain officers as permitted by Delaware law;
5.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2025;
6.to vote upon the stockholder proposal regarding simple majority voting, if presented properly; and
7.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote in accordance with the following:

1.FOR the election of director nominees Dan Quayle and Gregory Sullivan to the Board as Class II directors;
2.FOR the approval, by an advisory vote, of the compensation of our named executive officers;
3.ONE YEAR with respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;
4.FOR the approval of an amendment to our amended and restated certificate of incorporation to provide for the exculpation of certain officers as permitted by Delaware law;
5.FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
6.AGAINST a stockholder proposal regarding simple majority voting, if presented properly.

Q: How do I cast my vote?

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and there are four ways to vote:

1.by Internet at http://www.proxypush.com/CVNA, 24 hours a day, seven days a week (have your Notice or proxy card in hand when you visit the website);
2.by toll-free telephone at 1-866-509-2149 (have your Notice or proxy card in hand when you call);
3.by completing and mailing your proxy card (if you received printed proxy materials); or
4.by voting during the Annual Meeting through www.proxydocs.com/CVNA. To be admitted to the Annual Meeting and vote your shares, you must register by visiting http://www.proxydocs.com/CVNA by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be sent to you by electronic mail. Once registered you will be able to listen to the Annual Meeting live and vote online.

Proxies submitted via the Internet or by telephone must be received by 2:30 p.m., PDT on May 5, 2025. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. If you are a beneficial stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Beneficial stockholders should generally be able to vote by returning a voting instruction card to their broker, bank, or other nominee, or by telephone or via Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a beneficial stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/CVNA by the Registration Deadline. To vote online at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee. Please consult the voting instruction card or other information sent to you by your broker, bank, or other nominee to determine how to obtain a legal proxy in order to vote at the Annual Meeting.

Q: Can I access the proxy materials electronically?

Yes. Your Notice, proxy card, or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our proxy materials are also available at www.proxydocs.com/CVNA and will be available during the voting period starting on March 25, 2025.

As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are making this Proxy Statement and our 2024 Annual Report available to our stockholders electronically via the Internet. The Notice contains instructions on how to access this Proxy Statement and our 2024 Annual Report and vote over the Internet or by telephone. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the Proxy Statement and 2024 Annual Report on the Internet. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of proxy materials. To take advantage of this opportunity, we have summarized on one set of proxy materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. Please note that only one Notice will be sent to stockholders who are listed at the same address unless such stockholders have notified Carvana of their desire to receive multiple copies of such documents. If a single copy of the Notice was delivered to an address that you share with another stockholder, and you prefer to receive additional copies, or if multiple copies were delivered to an address that you share with another stockholder, and you prefer to receive one copy in the future, Carvana will promptly make such changes upon request. You may make such requests by email at investors@carvana.com or by mail to Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.

Q: How may I change or revoke my proxy?

Registered Stockholders. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

1.entering a new vote by Internet or by telephone, until the applicable deadline for each method as set forth above (have your Notice or proxy card in hand);
2.returning a later-dated proxy card (which automatically revokes the earlier proxy card);
3.notifying our Corporate Secretary, in writing, at Carvana Co., Attn: Corporate Secretary, 300 E. Rio Salado Pkwy, Tempe, AZ 85281; or
4.attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/CVNA.

Beneficial Stockholders. If you are a beneficial stockholder, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.

Q: Who can attend the Annual Meeting?

All holders of Common Stock as of the Record Date, or their duly appointed proxies, may pre-register and virtually attend the Annual Meeting.

Q: Why is the Annual Meeting virtual only?

We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all stockholders regardless of location. Hosting a virtual meeting makes it easy for our stockholders to participate from any location in the world.

Q: What if I run into technical issues while trying to access the Annual Meeting?

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the Annual Meeting. If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website.

Q: How do I inspect the list of stockholders?

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 5, 2025, at 300 E. Rio Salado Pkwy, Tempe, AZ 85281 and on the date of the meeting, on the virtual platform for the Annual Meeting at http://www.proxydocs.com/CVNA.

To examine the list of stockholders entitled to vote at the Annual Meeting at our principal executive offices, you must be a stockholder as of the Record Date and will be required to provide a copy of your Notice, proxy card or voting instruction card bearing your Control Number and a copy of a valid picture identification, such as a driver’s license or passport, that matches the name on the Notice, proxy card, or voting instruction card.

Q: How many shares must be present to transact business at the Annual Meeting?

A quorum of our stockholders must be present at the Annual Meeting for any business to be conducted. Under our amended and restated bylaws, the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy, constitute a quorum. If you authorize a proxy to vote electronically or telephonically, or you sign and return a paper proxy or voting instruction card, your shares will be counted to determine whether a quorum has been established even if you “withhold” your vote, "abstain," or fail to vote on a particular item of business. Abstentions and “broker non-votes” will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

If a quorum is not present or represented by proxy at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) the holders of a majority of the voting power entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

Q: What is the voting requirement to approve each of the items, and how are the votes counted?

ITEM 1 – ELECTION OF DIRECTORS. A plurality of the votes cast by the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each nominee. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Votes that are withheld with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.

ITEM 2 - SAY-ON-PAY. The affirmative vote of the majority of voting power of the capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 2. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote "AGAINST" the proposal. Broker non-votes, however, do not represent votes entitled to vote on non-routine matters, and therefore, will have no effect on Item 2. Although the results of Item 2 will not be binding on the Compensation and Nominating Committee or the Board, the Compensation and Nominating Committee and the Board will consider the results of the stockholder vote when making future decisions regarding executive compensation.

ITEM 3 – SAY-ON-PAY FREQUENCY. The Board will consider the frequency that receives the highest number of votes cast by the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. Abstentions will be counted as present but will have no effect on Item 3. Broker non-votes, however, do not represent votes entitled to vote on non-routine matters, and therefore, will have no effect on Item 3. The results of Item 3 will not be binding on the Board, and although the Board will consider the results of the stockholder vote when making future decisions regarding the frequency of the advisory vote, the Board may decide that it is in the best interests of its stockholders and the Company to hold an advisory vote more or less frequently than the option approved by the Company’s stockholders.

ITEM 4 - AMENDMENT TO CARVANA'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF CERTAIN OFFICERS, AS PERMITTED BY DELAWARE LAW. The affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote generally on the election of directors, voting together as a single class, is required to approve Item 4. As described above, the Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. If you abstain from voting on Item 4, while your shares will be considered present at the Annual Meeting for purposes of establishing a quorum for the conduct of business at the Annual Meeting, your abstention will have the same effect as a vote “AGAINST” Item 4 because they are not affirmative votes “FOR” the proposal. Broker non-votes do not represent votes entitled to vote on non-routine matters, and therefore, will have the same effect as a vote “AGAINST” Item 4 because they are not affirmative votes “FOR” the proposal.

ITEM 5 - RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CARVANA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025. The affirmative vote of the majority of voting power of the capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 5. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote "AGAINST" the proposal. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Item 5.

ITEM 6 - STOCKHOLDER PROPOSAL: SIMPLE MAJORITY VOTE. The affirmative vote of the majority of voting power of the capital stock in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 6. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote "AGAINST" the proposal. Broker non-votes, however, do not represent votes entitled to vote on non-routine matters, and therefore, will have no effect on Item 6. As Item 6 is precatory, meaning that it requests that the Board take a specific action, the results of the vote will not be binding on the Board. While the Board will consider the results of the stockholder vote, the Board may decide that it is in the best interests of the stockholders and the Company not to adopt a simple majority voting standard, even if approved by stockholders.

Brokers, banks, or other nominees cannot vote uninstructed shares on your behalf for Item 1, Item 2, Item 3, Item 4, or Item 6. For your vote to be counted as described above, you must submit your voting instruction card to your broker, bank, or other nominee or follow their instructions to cast your vote.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2026 annual meeting?

Stockholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in Carvana’s proxy statement and form of proxy for Carvana’s 2026 annual meeting of stockholders must be received by the Corporate Secretary at our principal executive offices at 300 E. Rio Salado Pkwy, Tempe, AZ, 85281 and via electronic mail at leaddirector@carvana.com, no later than November 25, 2025.

Stockholders wishing to make a director nomination or bring a proposal (other than pursuant to Rule 14a-8 of the Exchange Act), but not include it in Carvana’s proxy materials, must comply with the advance notice provisions in Carvana’s amended and restated bylaws, which require, among other things, that stockholders provide written notice of their nomination or proposal to the Corporate Secretary at Carvana’s principal executive offices at the address set forth above no later than the close of business on February 4, 2026, and not earlier than January 5, 2026, assuming Carvana does not change the date of the 2026 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2025 Annual Meeting. If so, Carvana will release an updated timeframe for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of

Carvana’s amended and restated bylaws and be submitted in writing to the Corporate Secretary at Carvana’s principal executive offices.

In addition to satisfying the requirements of our amended and restated bylaws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, must also provide written notice to the Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Corporate Secretary at the Company’s principal executive offices no later than March 6, 2026.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of six directors. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our amended and restated certificate of incorporation also provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth each director's class, name, and age as of March 10, 2025, as well as other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ernest C. Garcia, III	I	42	President, CEO, and Chairman	2017	2027
Ira Platt	I	61	Director	2017	2027
Dan Quayle	II	78	Director	2017	2025	2028
Gregory Sullivan	II	66	Director	2017	2025	2028
Michael Maroone	III	71	Lead Director	2017	2026
Neha Parikh	III	45	Director	2019	2026

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. To best serve our stockholders, we seek to have a Board that, as a whole, is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, and strategy and strategic planning. Additionally, the Board should have specific knowledge related to our industry, such as expertise in automotive retail, consumer finance, and ecommerce.

The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s code of conduct and the corporate governance guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, ethnicity, gender, geography, national origin, and areas of expertise. Our corporate governance guidelines, which are intended to serve as a flexible framework within which the Board conducts its business, state that the Compensation and Nominating Committee will request that any search firm engaged by the Company include women and minority candidates in the initial list presented to the Compensation and Nominating Committee. The Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee possesses:

a.the ability to represent all stockholders without a conflict of interest;
b.the ability to work in and promote a productive environment;
c.sufficient time and willingness to fulfill the substantial duties and responsibilities of a director (including service on other company boards);
d.the high level of character and integrity that we expect;
e.broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly traded company; and
f.the ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors, and specifically the director nominees, meet the criteria and qualifications set forth in the code of conduct for the Board, the corporate governance guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and the social realities of the environment in which we operate, the high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify each individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for Carvana and its stockholders and to guide the long-term sustainable, dependable performance of our business.

Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class I directors will serve until our 2027 annual meeting of stockholders, our Class II directors will serve until our 2028 annual meeting of stockholders, if elected, and our Class III directors will serve until our 2026 annual meeting of stockholders. In addition, our amended and restated certificate of incorporation provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon, voting together as a single class, for so long as the Garcia Parties are entitled to ten votes for each share of Class B common stock they hold. If the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock they hold, then our directors may be removed only for cause upon the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of capital stock entitled to vote thereon.

Nominations and Recommendations for the Board

For the 2026 annual meeting of stockholders, director nominations under the advance notice provisions in Carvana's amended and restated bylaws may be submitted by stockholders to our Corporate Secretary at Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attn: Corporate Secretary. Nominations must be in writing and must be received no later than the close of business on February 4, 2026, and not earlier than January 5, 2026. Nominations must also meet certain other requirements specified in our amended and restated bylaws.

In addition to satisfying the requirements of our amended and restated bylaws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees, must also provide written notice to the Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Corporate Secretary at the Company’s principal executive offices no later than March 6, 2026.

The Compensation and Nominating Committee will consider stockholder nominations and recommendations for membership on the Board. When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals whom it believes can strengthen the Board’s capabilities and further expand the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. The Compensation and Nominating Committee will also consider recommendations by our directors, management, and stockholders for membership on the Board. Recommendations by stockholders may be sent to our Corporate Secretary at the address noted above, who will forward them to the Chairman of the Compensation and Nominating Committee. All candidates will be evaluated based on the process outlined in the corporate governance guidelines and the Compensation and Nominating Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

ITEM 1—ELECTION OF DIRECTORS

Our Board recommends that the nominees below be re-elected as members of the Board at the Annual Meeting to serve as Class II directors for a three-year term expiring at the 2028 annual meeting of stockholders and until their successors are duly elected and qualified.

NAME	AGE	DIRECTOR SINCE	POSITION
Dan Quayle	78	2017	Director
Gregory Sullivan	66	2017	Director

Each nominee has consented to be named in this Proxy Statement, has agreed to serve if elected, and was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may (i) nominate a substitute (ii) allow the vacancy to remain until the Board identifies an appropriate candidate or (iii) reduce the size of the Board to eliminate the vacancy. If the Board chooses to nominate a substitute nominee, the persons named as proxies on the proxy card will vote your shares for that substitute nominee.

The Board recommends that you vote “FOR” the election of each of the Class II director nominees.

DIRECTOR NOMINEES

Dan Quayle has served on our Board since our initial public offering ("IPO") in 2017. Mr. Quayle has served the United States Federal Government in various capacities as a Congressman, Senator, and as the 44th Vice President of the United States of America from 1989 to 1993. Since 1999, Mr. Quayle has been with Cerberus Capital, a New York private investment firm. He has served as Chairman of Cerberus Global Investments, LLC since 2001. Mr. Quayle earned a B.A. degree in political science from DePauw University and a J.D. from the Indiana University Robert H. McKinney School of Law. The Board believes that Mr. Quayle will continue to be a valuable member of our Board because of his experience as the chairman of Cerberus Global Investments, which provides him with in-depth knowledge of geopolitical developments and their impact on macroeconomics, as well as his extensive experience in the areas of government and foreign relations.

Gregory Sullivan has served on our Board since our IPO in 2017. Mr. Sullivan is the Chief Executive Officer ("CEO") of Afar, a travel media company he co-founded in 2007. From 1995 to 2007, Mr. Sullivan served at DriveTime Automotive Group, Inc. ("DriveTime") in various capacities, including as Vice Chairman from 2004 to 2007, CEO from 1999 to 2004, and president from 1995 to 2004. Mr. Sullivan earned a B.B.A. degree in finance from the University of Notre Dame and a J.D. from the University of Virginia School of Law. The Board believes that Mr. Sullivan will continue to be a valuable member of our Board because of his senior management experience in the automotive and media industries.

CONTINUING DIRECTORS

Class I Directors (Term expiring in 2027)

Ernest C. Garcia, III co-founded Carvana and has served as our President and CEO since our inception in 2012. Mr. Garcia is also Chairman of the Board. Prior to founding Carvana, Mr. Garcia held various roles at DriveTime from January 2007 to January 2013. From November 2009 until January 2013, he served as Vice President and Treasurer and Director of Quantitative Analytics. As Director of Quantitative Analytics, Mr. Garcia was responsible for the firm’s ongoing development of consumer credit scoring models, and its utilization of those tools in retail-vehicle-sales deal structuring and vehicle-price optimization. He was a managing director of corporate finance from December 2008 to November 2009, and from January 2007 to December 2008, he served as a financial strategist. Prior to DriveTime, Mr. Garcia was an associate in the Principal Transactions Group at RBS Greenwich Capital from 2005 to 2006, where he focused on consumer-credit-based investments. Mr. Garcia holds a B.S. in management science and engineering from Stanford University. The Board believes that Mr. Garcia will continue to be a valuable member of our Board because of his extensive knowledge of our business and strategy, as well as his experience in the automotive retail industry and leadership experience at Carvana.

Ira Platt has served on our Board since our IPO in 2017. Since its inception in 2009, Mr. Platt has been the president of Georgiana Ventures, LLC, a firm that provides equity and debt capital to specialty finance companies, acquires portfolios of consumer finance receivables and offers consulting services to the specialty finance industry. From May 2009 to December 2013, Mr. Platt served as the President of 221 Capital Partners, LLC, a firm that provides advisory services. From 2009 to 2011, Mr. Platt was the Portfolio Manager for the Rosemont TALF Opportunity Fund, a partnership investing in asset-backed securities. In addition, Mr. Platt was a managing director and Head of the Principal & Distressed Capital Business for RBS Greenwich Capital, the domestic fixed income banking unit of the Royal Bank of Scotland Group, from 1997 to 2009. Mr. Platt was an Executive Vice President of the Aegis Consumer Funding Group, a publicly traded non-prime automotive finance company, from 1991 to 1997. Mr. Platt earned a B.A. degree in 1985 from Emory University and an M.B.A. from The Fuqua School of Business at Duke University. Mr. Platt served on DriveTime’s board of directors from February 2014 until April 2017. The Board believes that Mr. Platt will continue to be a valuable member of our Board because of his corporate governance experience on DriveTime’s, as well as our board, and his extensive experience in consumer finance and the automotive retail industry.

Class III Directors (Term expiring in 2026)

Michael Maroone has served on our Board since our IPO in 2017. Mr. Maroone is currently the CEO of Maroone U.S.A. LLC, a position he has held since May 2017. From August 1999 until his retirement in February 2015, Mr. Maroone served as President and Chief Operating Officer of AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Maroone was President and CEO of the Maroone Automotive Group, a privately-held automotive retail group, from 1977 to 1997. Mr. Maroone currently serves on two other boards, as chairman of the board of Cleveland Clinic Florida, a non-profit, multi-specialty academic hospital, and as a member of the Cleveland Clinic Enterprise Board. In addition, he previously served on the boards of AutoNation, Inc., Salty Dot, Inc., MDH Acquisition Corp., and Cox Automotive, Inc. He holds a B.S. degree in Small Business Management from the University of Colorado Boulder. The Board believes that Mr. Maroone will continue to be a valuable member of our Board because of his advisory experience and his extensive experience in the automotive retail industry.

Neha Parikh has served on our Board since April 2019. Ms. Parikh is a global technology leader who most recently served as CEO of Waze Mobile, Ltd., a navigation map application company and a subsidiary of Alphabet Inc., a role she held from June 2021 to July 2023. Prior to Waze, from August 2017 to November 2019, Ms. Parikh was the President of Hotwire, Inc., a travel company and a subsidiary of Expedia Group, Inc. She started with Expedia Group in 2008 with Hotels.com, L.P., where she amassed experience in roles across the business, including product development, marketing, pricing, and strategy. Prior to her role with Hotwire, she was the Senior Vice President of Global Brands and Retail for Hotels.com, driving marketing activities, overseeing the global P&L and operations, and leading merchandising, business development, and partnerships globally. Before joining Hotels.com, Ms. Parikh worked in consumer insight and demand strategy consulting with The Cambridge Group where she led projects across a variety of retailers, and at Dade Behring, Inc. (a Siemens healthcare company), where she held progressive levels of responsibility in marketing and product development. Ms. Parikh previously served on the board of directors of Tailwind Acquisition Corp. Ms. Parikh holds a bachelors of business degree from The University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University. The Board believes that Ms. Parikh will continue to be a valuable member of our Board because of her extensive senior management experience in the online retail vertical.

INDEPENDENCE STATUS

The listing standards of the New York Stock Exchange (the "NYSE") require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has affirmatively determined that each of our non-employee directors, including our director nominees Dan Quayle and Gregory Sullivan, meets the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with Carvana and Carvana affiliates, as well as all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our Common Stock, certain ordinary course of business transactions involving Carvana and entities affiliated with our directors, employment or relationships of family members, investments, and relationships with officers, directors, or majority shareholders.

CONTROLLED COMPANY STATUS

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. The Garcia Parties beneficially own more than 50% of the combined voting power of Carvana Co. Accordingly, we are eligible for, but do not currently take advantage of, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we are not required to have:

a.a majority of independent directors,
b.a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities,
c.a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or
d.an annual performance evaluation of the nominating and governance and compensation committees.

In the event we choose to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

BOARD MEETINGS AND COMMITTEES

Our Board has two standing committees, an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Ira Platt	(Chairman)	•
Gregory Sullivan	•	(Chairman)
Dan Quayle		•
Michael Maroone	•
Neha Parikh	•	•
• Committee member.

During the year ended December 31, 2024, our Board held 11 meetings, our Audit Committee held seven meetings, and our Compensation and Nominating Committee held four meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended last year’s annual meeting. In 2024, each director attended at least 90% of the aggregate meetings of the Board and committees of the Board on which such director served.

The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions, including in an executive session featuring only independent directors at a least once a year. Non-employee directors, all of whom are independent, meet periodically, and at least once annually, at executive sessions without management. Our Lead Director, Michael Maroone, presides over these executive sessions.

AUDIT COMMITTEE

The Audit Committee is responsible for, among other matters,

1.appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
2.discussing with our independent registered public accounting firm their independence from management;
3.reviewing with our independent registered public accounting firm the scope and results of their audit;
4.approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
5.overseeing the internal audit department organization and activities;
6.overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
7.reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
8.overseeing ethical and legal compliance, including establishment of procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and
9.overseeing our enterprise risk management program, including cybersecurity risk exposure.

Our Board has affirmatively determined that Mr. Platt, Mr. Maroone, Ms. Parikh, and Mr. Sullivan meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Platt and Mr. Sullivan each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investors.carvana.com/corporate-governance/governance-documents.

COMPENSATION AND NOMINATING COMMITTEE

The Compensation and Nominating Committee is responsible for, among other matters,

1.reviewing key employee compensation goals, policies, plans, and programs;
2.reviewing and providing recommendations to the Board regarding the compensation of our directors and CEO, and determining the compensation of our other executive officers;
3.reviewing and approving employment agreements, if any, and other similar arrangements between us and our executive officers;
4.administering stock plans and other incentive compensation plans;
5.identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
6.overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently;
7.reviewing and recommending to the Board for approval the adoption, amendment or modification of a “clawback” policy;
8.assisting the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;
9.identifying best practices and recommending corporate governance principles; and
10.developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us.

Our Board has affirmatively determined that Mr. Sullivan, Ms. Parikh, Mr. Platt and Mr. Quayle meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 of the Exchange Act and the NYSE rules. The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.carvana.com/corporate-governance/governance-documents.

BOARD LEADERSHIP STRUCTURE

The following section describes our Board leadership structure, the reasons why our Board considers this structure appropriate at this time, the roles of various positions, and related key governance practices. We believe that the mix of experienced independent and management directors that make up our Board, along with the independent role of our lead independent director (the "Lead Director") and our independent Board-committee composition, benefit Carvana and its stockholders by providing a combination of independent-minded outside perspectives and Company experience and expertise.

INDEPENDENCE; BOARD MIX

Our Board has an effective mix of independent and management directors, consisting of five independent directors and Mr. Garcia, our President, CEO, and Chairman.

LEAD DIRECTOR

The Board believes that it is beneficial to Carvana and its stockholders to designate one of the directors as a Lead Director who is elected by a majority of the Board. The Lead Director serves a variety of roles, including reviewing and approving Board agendas and schedules in collaboration with our President, CEO, and Chairman to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; liaising between our President, CEO, and Chairman and independent directors when necessary and appropriate (in addition to each director having direct and regular access to the President, CEO, and Chairman) and calling and presiding over executive sessions of independent directors at any time consistent with our amended and restated bylaws and amended and restated certificate of incorporation. Michael Maroone, an independent director and member of our Audit Committee, is currently our Lead Director. Mr. Maroone is an effective Lead Director for Carvana due to, among other things, his independence, his board leadership experience with AutoNation, Inc., his strong strategic and financial acumen, his commitment to ethics and setting tone at the top, his extensive knowledge of the automotive retail environment, and his deep understanding of Carvana and its business.

CHAIRMAN / CEO

With respect to the roles of Chairman and CEO, the corporate governance guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Garcia has been our President, CEO, and Chairman since our IPO. The Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our Lead Director, is currently the most effective leadership structure because Mr. Garcia has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including automotive retail, e-commerce, consumer finance and strategic planning. In addition, as a Carvana founder, his deep understanding of Carvana's business, operations, and risks provide the Board with important background and expertise. This knowledge and experience gives Mr. Garcia the insight necessary to combine the responsibilities of strategic development and execution with management of day-to-day operations.

SELF EVALUATION

Our Compensation and Nominating Committee conducts an annual evaluation to assess the performance of the Board, its committees, and directors, and to determine how to make the Board even more effective. This includes survey materials as well as conversations among each director, the Lead Director, and the Chairman. The evaluation focuses on the Board’s and the committees’ oversight of Carvana's business and has an enhanced focus on areas in which the Board or management believes that the Board function could improve.

As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Carvana and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future, as the Board deems appropriate.

RISK OVERSIGHT

The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The Board sets the tone at the top as it relates to enterprise risk management and encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day operations. This includes oversight not only over the nature and management of the most significant risks to Carvana, but also over the level of risk appropriate for Carvana at any given time. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our Company and provides regular updates to the Audit Committee and the full Board on identified high priority risks and opportunities within the risk management program. Management, including senior leaders from our Information Security, Legal and Compliance teams, also regularly provides a more in-depth report on select topics, such as cybersecurity, Carvana's compliance management system, regulatory trends, and monitoring of Carvana's Integrity Line, including response planning and the program’s major initiatives. These updates include risks applicable in the short, medium, and long-term, and cover both individual Company specific risks and larger trends in the industry and risk landscape.

While our Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees.

•Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Our Audit Committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Additionally, our Audit Committee establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns, and discusses the scope and result of the audits with our independent registered public accounting firm. The Audit Committee is also responsible for ensuring sufficient oversight of our cybersecurity risk exposures and the steps our management has taken to monitor and control such exposure. The Audit Committee also leads the full Board in periodic reviews of the adequacy and effectiveness of our information security program and internal controls, including quarterly and ad hoc updates of cybersecurity risks, initiatives, and key metrics.

•Our Compensation and Nominating Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation and Nominating Committee identifies best practices relating to corporate governance, and recommends corporate governance principles to the Board, including the development and periodic review of a set of corporate governance guidelines. Additionally, our Compensation and Nominating Committee develops membership criteria for the Board and its committees, including reviewing the appropriateness of a director's continued membership following a change of circumstances, and also assists the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting, as well as an additional code of ethics for senior financial officers. Our code of business conduct and ethics and code of ethics for senior financial officers are available on our website at investors.carvana.com/corporate-governance/governance-documents. We intend to satisfy any disclosure requirements under Item 5.05 of Form 8-K with respect to any amendments to the codes or waivers of their requirements on our website.

SECURITIES TRADING POLICY

We have adopted a securities trading policy governing all transactions in Company securities, including Class A common stock, units in Carvana Group, options to purchase shares of Class A common stock, or any other type of securities that Carvana may issue, including (but not limited to) preferred stock, convertible debentures and convertible bonds and warrants, as well as derivative securities that are not issued by Carvana, such as exchange-traded put or call options or swaps relating to our securities. Our securities trading policy applies to our directors, officers, employees and those of our subsidiaries, as well as other persons as designated by our General Counsel. If a covered person has material nonpublic information relating to the Company or its securities, it is the Company’s policy that neither that person nor any related person (as defined in the policy) may purchase, sell, gift, or otherwise acquire or dispose of the Company’s securities or disclose such material nonpublic information to others who then trade in possession of such information. We believe our securities trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards. A copy of our securities trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, the members of the Compensation and Nominating Committee were Mr. Sullivan, Ms. Parikh, Mr. Platt, and Mr. Quayle. None of the members of the Compensation and Nominating Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries, or (c) had any related party relationships requiring disclosure under Item 404 of Regulation S-K. During 2024, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company whose executive officers or directors serve or served as a member of our Board or Compensation and Nominating Committee.

COMMUNICATIONS BY STOCKHOLDERS AND OTHER INTERESTED PARTIES WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may contact an individual director, the Lead Director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:

Carvana Co.
300 E. Rio Salado Pkwy
Tempe, AZ 85281
ATTN: Board of Directors

or by email at leaddirector@carvana.com.

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Carvana will receive the communications and process them before forwarding them to the addressee. Carvana may also refer communications to other departments within Carvana. Carvana generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Carvana.

DIRECTOR COMPENSATION

We have designed our non-employee director compensation program to achieve the following objectives:

a.align directors’ interests with the long-term interests of our stockholders;
b.attract and retain outstanding director candidates with diverse backgrounds and experiences; and
c.recognize the substantial time commitment required to serve as a Carvana director.

The Compensation and Nominating Committee reviews the Company’s director compensation program yearly, and periodically conducts an analysis of director compensation with our independent compensation consultant. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us, beyond what they receive for their service on the Board, as described below. Members of the Board who are employees of Carvana do not receive compensation for their service on the Board. The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2024:

Name	Stock awards ($) (1)	Total ($)
Ira Platt	$396,301	$396,301
Gregory Sullivan	$396,301	$396,301
Dan Quayle	$366,291	$366,291
Michael Maroone	$396,301	$396,301
Neha Parikh	$384,280	$384,280

(1) The amounts reported in the Stock Awards column are presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and are based on the closing price of Carvana's Class A common stock on January 24, 2024 of $42.03. These amounts represent:

(i) An annual grant (the "Annual Grant") of restricted stock units ("RSUs") to the non-employee directors, during the year ended December 31, 2024. The grant date fair value of the Annual Grant made to each non-employee director on January 25, 2024 was $216,160. As disclosed in the table below, the Annual Grant was calculated at a target value of $180,000 based on a stock price of $35.00, which was chosen based on the closing prices of the Class A common stock during the fourth quarter of 2023, at the beginning of the merit review process for all employees. The Annual Grant was paid in the form of 5,143 RSUs. The Annual Grants will vest on May 1, 2025 and settle within 30 days thereafter, subject to the non-employee director's continued service on the Board as of such date.

(ii) Directors are also granted certain annual retainers and retainers for service on a Board committee, as a committee chair, and as lead director (as described below under Non-Employee Director Compensation Structure, the "Retainers"). Directors were given the option to receive the Retainers for the second, third, and fourth quarters of 2024 and the first quarter of 2025 in either cash or as an award of RSUs. All directors chose to receive their respective Retainers as an Award of RSUs (the "Retainer Grant"). The Retainers for the first quarter of 2024 were previously paid to the directors through stock grants received on April 21, 2023. For additional details regarding payment of the Retainer for the first quarter of 2024, please see our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2024. This column includes the Retainer Grant for the second, third, and fourth quarters of 2024 and the first quarter of 2025 for each non-employee director, which vested immediately upon grant on January 25, 2024 and settled within 30 days thereafter, and was calculated at the values listed below based on a stock price of $35.00, as follows:

(A) Mr. Platt's Retainer Grant (comprising the annual retainer and the retainers for being the chair of the Audit Committee and a member of the Compensation and Nominating Committee) was calculated at a target value of $150,000 and paid in the form of 4,286 RSUs. The grant date fair value of Mr. Platt's Retainer Grant on January 25, 2024 was $180,141.

(B) Mr. Sullivan's Retainer Grant (comprising the annual retainer and the retainers for being the chair of the Compensation and Nominating Committee and a member of the Audit Committee) was calculated at a target value of $150,000 and paid in the form of 4,286 RSUs. The grant date fair value of Mr. Sullivan's Retainer Grant on January 25, 2024 was $180,141.

(C) Mr. Quayle's Retainer Grant (comprising the annual retainer and the retainer for membership on the Compensation and Nominating Committee) was calculated at a target value of $125,000 and paid in the form of 3,572 RSUs. The grant date fair value of Mr. Quayle's Retainer Grant on January 25, 2024 was $150,131.

(D) Mr. Maroone's Retainer Grant (comprising the annual retainer and the retainers for membership on the Audit Committee and for serving as Lead Director) was calculated at a target value of $150,000 and paid in the form of 4,286 RSUs. The grant date fair value of Mr. Maroone's Retainer Grant on January 25, 2024 was $180,141.

(E) Ms. Parikh's Retainer Grant (comprising the annual retainer and retainers for membership on the Compensation and Nominating Committee and the Audit Committee) was calculated at a target value of $140,000 and paid in the form of 4,000 RSUs. The grant date fair value of Ms. Parikh's Retainer Grant on January 25, 2024 was $168,120.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

As of December 31, 2024, we compensated our non-employee directors according to the following structure:

Description	Amount
Annual Retainer	$110,000
Annual Grant	Grant of restricted stock units having a fair market value of $180,000, that vests 100% on May 1 of the subsequent year
Additional Retainer for Chair of a Committee	$25,000 for Audit Committee; $25,000 for Compensation and Nominating Committee
Additional Retainer for Lead Director	$25,000
Additional Retainer for Non-Chair Committee Members	$15,000 for Audit Committee; $15,000 for Compensation and Nominating Committee

As described above, each director elected to receive the Retainers for the second, third, and fourth quarters of 2024 and the first quarter of 2025 in the form of RSUs, which are reflected in the table above. When paid in cash, the Retainers for the first quarter of 2025 would have been reported as compensation for the year ending December 31, 2025 and the Retainers for the first quarter of 2024 would have been reported above as compensation for the year ending December 31, 2024 (i.e., the year in which they were earned). However, since the Retainers were granted as RSUs in 2023 and 2024, they are reportable for the year ended December 31, 2023 and December 31, 2024, respectively (i.e., the year in which they were granted). The table above, therefore, does not include amounts for the first quarter of 2024, but does include amounts for the first quarter of 2025, since they were paid in the form of RSUs.

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

DIRECTOR AND CEO STOCK OWNERSHIP GUIDELINES

The Company stock ownership guidelines for non-employee directors require that non-employee directors hold Company stock with a fair market value equal to at least five times the amount of the annual retainer paid by the Company, not including retainers paid for serving as the Lead Director or as the chair or member of a committee, within five years of being appointed as a director. For the CEO, the Company stock ownership guidelines require that the CEO hold Company stock with a fair market value equal to at least six times base salary within five years of being appointed to the role. Compliance is measured on an annual basis, as of the end of each calendar year. These guidelines serve to align the interests of our directors to those of our stockholders.

Under this formula, the current ownership requirement is $550,000 (5 x $110,000) of Company stock for non-employee directors, and $5,580,000 (6 x $930,000) of Company stock for our CEO. Each director is expected to continue to meet the ownership requirement for as long as he or she serves as a director of the Board. As of the date of this Proxy Statement, all of the directors, including our CEO, were in compliance with these guidelines. Further details regarding the Company stock ownership guidelines and qualifying forms of ownership thereunder may be found on our website at investors.carvana.com/corporate-governance/governance-documents. The contents of our website are not incorporated by reference in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of the individuals who serve as executive officers of Carvana as of March 10, 2025:

Name	Age	Position
Ernest C. Garcia, III	42	President, Chief Executive Officer and Chairman
Mark Jenkins	46	Chief Financial Officer
Benjamin Huston	42	Chief Operating Officer
Ryan Keeton	46	Chief Brand Officer
Daniel Gill	42	Chief Product Officer
Paul Breaux	41	Vice President, General Counsel, Secretary, and Chief Compliance Officer
Tom Taira	54	President, Special Projects

Ernest C. Garcia, III is the President and CEO of Carvana and the Chairman of our Board. His biography can be found under “Board of Directors and Corporate Governance – Continuing Directors.”

Mark Jenkins has served as our Chief Financial Officer since July 2014. Prior to joining Carvana, Mr. Jenkins was a professor in the finance department at the Wharton School of the University of Pennsylvania from 2009 to 2014, where his teaching and research focused on consumer and corporate credit markets. While at Wharton, Mr. Jenkins was responsible for teaching courses in the undergraduate, MBA, and executive education programs on corporate restructuring, corporate credit, and leveraged finance. Prior to his time at Wharton, Mr. Jenkins worked at the Brattle Group from 2001 to 2004, an economic consulting firm, where he focused on corporate valuation and demand forecasting in technology markets. Mr. Jenkins received a Ph.D. in economics from Stanford University and a B.S.E. from Duke University in mathematics and civil engineering.

Benjamin Huston co-founded Carvana and has served as our Chief Operating Officer since our inception in 2012. Prior to joining Carvana, Mr. Huston co-founded Looterang, a card-linking platform that enabled personalized deals to be automatically administered through consumer credit or debit cards, in 2011. Mr. Huston was CEO of Looterang from 2011 to 2012. From 2008 to 2011, Mr. Huston served as an associate at Latham and Watkins LLP, a full-service global law firm, where he focused on regulatory affairs. Mr. Huston holds a J.D. from Harvard Law School and a B.A. in American studies from Stanford University.

Ryan Keeton co-founded Carvana and has served as our Chief Brand Officer since our inception in 2012. Prior to joining Carvana, Mr. Keeton was a principal at the Montero Group, a strategic consultancy firm, from 2010 to 2012, where he advised global public and private companies on strategic and business initiatives. From 2008 to 2010, Mr. Keeton served as Director of Strategic Marketing for George P. Johnson, a global marketing agency. Mr. Keeton holds a B.A. in English and American literature and language from Harvard University.

Daniel Gill has served as our Chief Product Officer since March 2015, overseeing all technology functions, as well as strategic partnerships for the business. Prior to joining Carvana, Mr. Gill spent his career in both enterprise software and consumer internet businesses. He started his career at Integration Appliance (INTA) in go to market, before he co-founded and served as CEO of Huddler from 2007 until the company’s acquisition by Fandom in May of 2014. Mr. Gill holds a B.S. from Stanford University.

Paul Breaux has served as our Vice President, General Counsel, and Secretary since August 2015. Prior to joining Carvana, Mr. Breaux practiced law at the Houston, Texas office of the firm Andrews Kurth LLP (now Hunton Andrews Kurth LLP) from 2008 to 2015. While at Andrews Kurth, Mr. Breaux’s representative experience encompassed a broad range of general business transactions matters. Mr. Breaux holds a J.D. from Harvard Law

School, a B.A. in Plan II Honors from The University of Texas at Austin, and a B.B.A. in finance from The University of Texas at Austin.

Tom Taira has served as President, Special Projects since October 2018. Prior to joining Carvana, Mr. Taira was the co-founder and CEO of Propel AI, which was acquired by Carvana in 2018. In 2005, Mr. Taira co-founded TrueCar, Inc. and from 2005 until 2018 he served in various roles at TrueCar, Inc. including Chief Product Officer, Chief Strategy Officer, and President. From 2009 to 2010, Mr. Taira co-founded and served as CEO of Honk LLC, an automotive social media website, which was acquired by TrueCar. He has also been a director and founding team member at various automotive startups, including Model E, a vehicle subscription service, and Build-to-Order, a new American automotive manufacturer. Mr. Taira began his automotive career at Toyota Motor Sales, U.S.A. where he served as eBusiness Strategy Manager. Mr. Taira holds a B.A. in Social Sciences from the University of California, Irvine and an M.B.A. from Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives and design, our compensation-setting process, our executive compensation program components, and the decisions made in 2024 with respect to our CEO, chief financial officer (our "CFO"), and our three other most highly compensated executive officers for the year ended December 31, 2024, who have been designated as our “named executive officers” under Item 402 of Regulation S-K (each, an “NEO” and collectively, the “NEOs”):

Named Executive Officer	Position
Ernest C. Garcia, III	President, Chief Executive Officer, and Chairman
Mark Jenkins	Chief Financial Officer
Benjamin Huston	Chief Operating Officer
Daniel Gill	Chief Product Officer
Paul Breaux	Vice President, General Counsel, Secretary, and Chief Compliance Officer

This CD&A may contain statements regarding future individual and Company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

COMPANY PERFORMANCE HIGHLIGHTS

2024 was a transformative year for Carvana, marked by record-breaking achievements across key operational and financial metrics. Building on the foundation laid in previous years, we focused on enhancing our operational efficiency, improving the customer experience, and expanding our market presence. We achieved record net income and gross profit per unit ("GPU"), all while increasing our retail units sold by 33% year over year. We significantly increased production output throughout the year at our inspection and reconditioning centers ("IRCs") and integrated retail reconditioning capabilities at six auction sites to provide improved inventory availability. Our strategic efforts culminated in robust unit growth and industry-leading profitability, selling 416,348 retail units in 2024, and generating net income and Adjusted EBITDA of $404 million and $1.378 billion, respectively, which we believe demonstrates the scalability and long-term earnings potential of our differentiated and vertically-integrated business model. Carvana’s record breaking progress in 2024 is demonstrated through the following highlights:

The results of our 2024 performance include:

•Achieving record company-level profitability metrics for full year 2024:
◦Net income of $404 million, Net income margin of 3.0%
◦GAAP Operating income of $990 million, GAAP Operating margin of 7.2%
◦Adjusted EBITDA of $1.378 billion, Adjusted EBITDA margin of 10.1%

•Returning to significant retail unit growth
◦Retail units sold of 416,348, a 33% increase year-over-year

•Five year shareholder return of 120.9%, shown below in relation to our compensation peer group companies (see “Competitiveness of our Compensation Program” below) as an index as well as the S&P 500 and S&P 500 Retailing Indices.

Note that Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP GPU are non-GAAP measures. A description of these measures and a reconciliation of these measures to the most closely comparable GAAP measure can be found in Annex B of this Proxy Statement.

CORPORATE GOVERNANCE HIGHLIGHTS REGARDING EXECUTIVE COMPENSATION

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. We believe that we have designed executive compensation plans that effectively support our strategic and financial goals and support innovation and performance. We design our executive compensation program to create a culture of teamwork by directly tying compensation plans to the performance of the Company and shareholder outcomes. We intend to continue to utilize rigorous governance processes to monitor and evaluate the compensation programs as well as implement best practices in compensation governance, and we welcome shareholder feedback on our programs. The following summarizes our executive compensation and related governance policies and practices:

WHAT WE DO	WHAT WE DO NOT DO
✓ A significant portion of compensation is "at risk" and tied to long-term Company performance	x No discretionary or guaranteed incentive payments
✓ The Compensation and Nominating Committee annually reviews market-based executive compensation levels	x No excise-tax gross-up provisions
✓ Retain an independent compensation consultant to evaluate our executive compensation and make recommendations	x We do not focus on short-term employee rewards at the expense of long-term corporate gains
✓ Adopted a clawback policy to ensure accountability	x No option repricing without stockholder consent
x Executives are prohibited from hedging

COMPENSATION OBJECTIVES AND PRINCIPLES

Carvana seeks to create and maintain a culture of teamwork and high performance. Our executive compensation programs are one of the tools we utilize to accomplish this objective. Philosophically, we aim to treat our executives fairly when considering:

a.the complexity of their jobs,
b.the market for their executive talent,
c.their individual performance,
d.the financial and strategic performance of the Company,
e.the Company's interest in retaining and motivating the executives, and
f.the continually changing environment in which we operate.

Within that framework, it is critical that we meet our objectives to:

a.attract and retain the best executive talent to support our profitability initiatives and long-term growth,
b.align the interests of our executives with those of our stockholders, and
c.provide incentives that are linked directly to our profitable growth initiatives and long-term strategies.

We expect that our executives will in aggregate be paid fairly compared to the compensation peer group approved by the Compensation and Nominating Committee, considering Company performance, individual performance, tenure, and experience.

COMPENSATION SETTING PROCESS

ROLE OF COMPENSATION AND NOMINATING COMMITTEE AND CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has responsibility for overseeing the design, development, and implementation of the compensation program for our CEO and other NEOs. The Compensation and Nominating Committee evaluates the performance of our executives, including the NEOs, in consultation with and upon the recommendation of our CEO and an independent compensation consultant. Our CEO does not participate in certain portions of Compensation and Nominating Committee meetings or meetings of the Board in which his compensation is determined. Additionally, our CEO has requested that his total compensation be set significantly below the market median due to his significant ownership interest in our Company.

Based on these assessments, the members of the Compensation and Nominating Committee, each of whom is an independent director, make the final compensation decisions for the NEOs other than the CEO, and make recommendations to the Board for the CEO’s compensation. The Board then makes the final decision for the CEO’s compensation.

INDEPENDENT COMPENSATION CONSULTANT

Our Compensation and Nominating Committee believes that independent advice is important in developing Carvana’s executive compensation programs. Since September 2017, the Compensation and Nominating Committee has engaged Korn Ferry as its independent compensation consultant to advise on executive compensation matters. All work performed by the independent compensation consultant regarding our executive compensation program is tasked and overseen directly by the Compensation and Nominating Committee. Our management provides additional information and analyses to the Compensation and Nominating Committee at the Compensation and Nominating Committee’s direction.

Korn Ferry, at the request of and in service to the Compensation and Nominating Committee, provided certain compensation advisory services for 2024 compensation, including assistance with establishing a compensation peer group, benchmarking executive and director compensation, designing aggregate broad based equity usage (including run rate and total dilution), outlining peer group short- and long-term incentive practices, and reviewing the narrative disclosure in this Compensation Discussion and Analysis.

Korn Ferry does not provide any other material services to Carvana. The Compensation and Nominating Committee has assessed the independence of Korn Ferry pursuant to the NYSE rules and concluded that Korn Ferry’s work for the Compensation and Nominating Committee did not raise any conflicts of interest.

CONSIDERATION OF THE SAY-ON-PAY VOTE

We last held a non-binding, advisory vote to approve the compensation of our NEOs, commonly referred to as the “say-on-pay” vote, at our 2024 annual meeting of stockholders, as required by Section 14A of the Exchange Act. Our advisory resolution to approve the compensation of our NEOs received substantial majority support from stockholders with over 99.8% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation.

COMPETITIVENESS OF OUR COMPENSATION PROGRAM

Our executive compensation program is designed so that the sum of all components is competitive with market practices. Market practices—or benchmarks—are based on peer-group data and compensation survey data.

The Compensation and Nominating Committee, with the assistance of its compensation consultant, Korn Ferry, reviewed and selected potential peer companies based on size, industry focus, growth rates, customer base, and market for talent. The Compensation and Nominating Committee further reviewed and revised the Company's peer group to reflect our online business model, revenue size, and complexity of operations. With the assistance of its compensation consultant, the Compensation and Nominating Committee approved the following compensation peer group in order to determine market pay levels and pay practices for 2024:

•	AutoNation, Inc.	•	CarMax, Inc.
•	Chewy, Inc.	•	Doordash, Inc.
•	Lyft, Inc.	•	Zillow Group, Inc.
•	Genuine Parts Co.	•	Lithia Motors, Inc.
•	Opendoor Technologies Inc.	•	Uber Technologies, Inc.
•	Penske Automotive Group, Inc.	•	eBay Inc.
•	Wayfair Inc.	•	Expedia Group, Inc.

The Compensation and Nominating Committee expects to continue to review our compensation peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.

The Compensation and Nominating Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Compensation and Nominating Committee in evaluating 2024 compensation levels, the Compensation and Nominating Committee reviewed both peer-group proxy statement data and information from survey databases, utilizing appropriate subsets based on the size of the Company.

COMPENSATION COMPONENTS

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, long-term incentives, performance-based incentives, and employee benefits. Our compensation philosophy places a significant portion of the potential total compensation for each NEO “at risk” such that compensation will vary based on the performance of Carvana and its achievement of certain key profitability metrics. Variable, time-based compensation is a component of compensation for many of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. As shown in the pay mix chart below, which outlines the target compensation approved by our Compensation and Nominating Committee, our compensation program is designed to be highly performance-based. An average of approximately 88.1% of our NEOs' target approved compensation is tied to stock price performance. This includes 58.1% of our NEOs' approved compensation, which is granted through stock options and time-based RSUs, and an additional target of approximately 30.0%, which is granted through performance-based RSUs tied to the achievement of certain financial performance metrics relating to the Company's profitable growth initiatives, as further discussed below. This combines for an average of approximately 88.1% of target total compensation "at risk" based on Company performance.

CEO and Other NEO Average Compensation by Type
11.9%
43.6%
14.5%
30.0%
Base Salary
Stock Options
Time-Based RSUs
Performance-Based RSUs

The following table describes the material elements of compensation and the objectives of each element:

PROGRAM		DESCRIPTION		OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	•	Ongoing cash compensation based on executive officer's role, responsibilities, competitive market positioning, and individual performance.	•	Attract and retain qualified key managerial talent.
			•	Recognize sustained individual performance.
LONG-TERM COMPENSATION:
Long-Term Incentive Program	•	A long-term incentive program using time-based restricted stock units and stock options.	•	Focus executives on long-term Company performance and long-term financial and strategic success.
			•	Retention of key talent.
			•	Align employee and stockholder interests via stock ownership.
PERFORMANCE-BASED COMPENSATION:
Performance-Based Equity Award Program	•	A performance-based incentive program using restricted stock units vesting on specified performance metrics.	•	Tie executive compensation to direct measures of the Company's success in its strategy and operating plan.
			•	Recognize executive performance relating to milestones in the Company's profitable growth.

BASE SALARY

CEO and Other NEO Average Compensation by Type
11.9%
43.6%
14.5%
30.0%
Base Salary
Stock Options
Time-Based RSUs
Performance-Based RSUs

The base salaries for the NEOs are reviewed annually by the Compensation and Nominating Committee. Individual salaries are determined based upon a combination of factors, including the scope of responsibilities, individual preferences, performance, experience, our Company’s performance, relative shareholder return, an individual's potential for making contributions to future Company performance, and competitive pay practices at comparable companies. The Compensation and Nominating Committee considers all these factors in determining base salary changes and does not assign a specific weighting to any individual factor. For the year ended December 31, 2024, target base salaries made up on average approximately 11.9% of each executive's target total compensation.

In January 2024, the Compensation and Nominating Committee reviewed the base salaries of our executive officers, including our NEOs, taking into consideration the factors described above. Following this review, the Compensation and Nominating Committee determined to increase the percentage of total compensation at-risk in order to accommodate an increase to the Company's performance-based equity component to further align executive compensation with the current Company strategy and financial goals. To facilitate this shift, and in consideration of the factors discussed above, the Compensation and Nominating Committee determined to maintain the existing base salary of each of our NEOs at their 2023 target levels.

	Base Salary for the Year Ended
Name and Principal Position	2024	2023	2022
Ernest C. Garcia, III - Chief Executive Officer	$930,000	$930,000	$930,000
Mark Jenkins - Chief Financial Officer	$923,000	$923,000	$923,000
Benjamin Huston - Chief Operating Officer	$923,000	$923,000	$923,000
Daniel Gill - Chief Product Officer	$825,000	$825,000	$825,000
Paul Breaux - Vice President, General Counsel, Secretary, and Chief Compliance Officer (1)	$585,000	$—	$—

(1) Mr. Breaux became an NEO in 2024.

LONG-TERM INCENTIVE PROGRAM

CEO and Other NEO Average Compensation by Type
11.9%
43.6%
14.5%
30.0%
Base Salary
Stock Options
Time-Based RSUs
Performance-Based RSUs

The Compensation and Nominating Committee believes that stock-based performance compensation is essential to align the interests of Carvana’s management and its stockholders in enhancing the long-term value of our equity and to encourage executives to remain with the Company. Due to the Compensation and Nominating Committee's focus on long-term growth, the majority of executive compensation is tied to long-term stock price. This structure is reviewed by the Compensation and Nominating Committee annually and may change in the future. Among the varied types of equity awards the Compensation and Nominating Committee is authorized to use under the equity plan, stock options are the ones that the Compensation and Nominating Committee has determined are preferable for use with NEOs, because their value is more leveraged to future value appreciation and depends upon a future increase in the value of our Class A common stock. The committee also has determined that time-based RSU grants to NEOs may be used for the purposes of retention or recognition of outstanding performance in part because RSUs are less volatile than stock options. During 2024, the Company granted stock options and time-based RSUs under the Company's 2017 Omnibus Incentive Plan (as amended, the "Plan") as part of its long-term incentive compensation program. In addition, as described in greater detail below, the Company also granted performance-based restricted stock units (“PSUs”) that vest upon the attainment of specified performance milestones. Because these awards vested or will vest at the time the applicable milestone is achieved, we discuss these awards separately from our long-term incentives.

2024 Stock Option Grants

For 2024, the Compensation and Nominating Committee determined to award time-based stock options to each NEO to provide an award that has a value dependent upon a future increase in the value of our Class A common stock.

The 2024 annual grant of stock options had a target value equal to approximately 43.6% of each executive's total direct compensation, or 75.0% of each executive's long-term incentive compensation. The target values chosen by the Compensation and Nominating Committee were based on a stock price of $35.00, which was chosen based on the closing prices of the Class A common stock during the fourth quarter of 2023, at the beginning of the merit review process for all employees. These stock options will vest 25% on April 1, 2025 and in 36 monthly installments thereafter, subject to each grantee's continued employment. Due to a clerical error in computing the shares underlying the stock option grants, these options were granted in two tranches. The initial grants were made on January 24, 2024, and the subsequent corrective grant took place on February 13, 2024.

	2024 Stock Option Grants
Name and Principal Position	Number of Options Granted	Target Value	Grant Date Fair Value
Ernest C. Garcia, III - Chief Executive Officer	134,834	$3,420,739	$5,117,706
Mark Jenkins - Chief Financial Officer	133,732	$3,392,783	$5,075,873
Benjamin Huston - Chief Operating Officer	133,732	$3,392,783	$5,075,873
Daniel Gill - Chief Product Officer	119,588	$3,033,938	$4,539,034
Paul Breaux, Vice President, General Counsel, Secretary, and Chief Compliance Officer	84,798	$2,151,338	$3,218,553

2024 Time-Based RSU Grants

For 2024, the Compensation and Nominating Committee also granted to each NEO a time-based RSU award. The target value received on January 24, 2024 was equal to approximately 14.5% of each NEO’s total direct compensation, or 25.0% of each NEO’s long-term incentive compensation. The target values chosen by the Compensation and Nominating Committee were based on a stock price of $35.00, as discussed above. These RSUs will vest 25% on April 1, 2025 and in 36 monthly installments thereafter, subject to each grantee's continued employment.

	2024 Time-Based RSU Grants
Name and Principal Position	Number of RSUs Granted	Target Value	Grant Date Fair Value
Ernest C. Garcia, III - Chief Executive Officer	32,578	$1,140,246	$1,483,602
Mark Jenkins - Chief Financial Officer	32,312	$1,130,928	$1,471,488
Benjamin Huston - Chief Operating Officer	32,312	$1,130,928	$1,471,488
Daniel Gill - Chief Product Officer	28,895	$1,011,313	$1,315,878
Paul Breaux - Vice President, General Counsel, Secretary, and Chief Compliance Officer	20,489	$717,113	$933,069

2024 PERFORMANCE-BASED RSU GRANTS

CEO and Other NEO Average Compensation by Type
11.9%
43.6%
14.5%
30.0%
Base Salary
Stock Options
Time-Based RSUs
Performance-Based RSUs

In 2023, the Compensation and Nominating Committee determined to add performance-based equity compensation into the executive equity mix, in order to support Carvana's efficiency initiatives and tie executive incentives to key metrics of Company success. As further discussed below, the performance-based equity compensation granted in 2023 has since vested. In 2024, the Compensation and Nominating Committee again determined to tie the amount of executive compensation to important financial milestones for the Company. The Compensation and Nominating Committee approved the level of potential awards, identified appropriate performance measures, and determined the financial targets of each measure, with recommendations from the CEO with regard to the Non-CEO NEOs. The Compensation and Nominating Committee further made recommendations to the Board as to each of these metrics for the CEO's compensation, and the CEO's final compensation decision was determined by the full Board, excluding the CEO. In setting the performance goals, the Compensation and Nominating Committee considered the metrics it believed to be most reflective of Company success, and therefore aligned with the interests of the stockholders. Throughout the first quarter of 2024, the Company shifted its long-term focus to growth, while continuing to place emphasis on profitability and efficiency. In order to support the Company’s strategic goal of balancing growth with profitability, the Compensation and Nominating Committee determined to grant PSUs contingent on the achievement of the three metrics listed below (the "PSU Vesting Metrics"). The target values chosen by the Compensation and Nominating Committee were based on a stock price of $35.00, as discussed above.

Adjusted EBITDA

33.3% of the PSUs awarded in 2024 vested upon the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K reflecting that, on a rolling basis, in the prior four fiscal quarters combined, the Company achieved over $1 billion of Adjusted EBITDA (as defined in the applicable report, i.e. net income (loss) plus income tax (benefit) provision, interest expense, other operating expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and selling, general, and administrative ("SG&A") expenses, share-based compensation expense in cost of sales and SG&A expenses, and certain other adjustments) or more (the "Adjusted EBITDA PSUs"). The Adjusted EBITDA PSUs only vested if the performance conditions were met, with no potential increase in the award for exceeding the target performance. The table below sets forth the number and grant date fair value of the Adjusted EBITDA PSUs granted to our NEOs on January 24, 2024:

	2024 Adjusted EBITDA PSU Awards
Name and Principal Position	Number of PSUs Granted	Target Value	Grant Date Fair Value
Ernest C. Garcia, III - Chief Executive Officer	22,412	$784,427	$1,020,642
Mark Jenkins - Chief Financial Officer	22,231	$778,102	$1,012,400
Benjamin Huston - Chief Operating Officer	22,231	$778,102	$1,012,400
Daniel Gill - Chief Product Officer	19,879	$695,750	$905,290
Paul Breaux - Vice President, General Counsel, Secretary, and Chief Compliance Officer	14,096	$493,350	$641,932

The 2024 Adjusted EBITDA PSU Awards vested upon the filing of the Company's Quarterly Report on Form 10-Q for the third quarter of 2024 filed on October 30, 2024.

600,000 Retail Vehicles and $1 Billion of Adjusted EBITDA

33.3% of the PSUs awarded in 2024 vest contingent upon the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K reflecting that, on a rolling basis, in the prior four fiscal quarters combined, the Company has achieved the sale of 600,000 retail vehicles simultaneously with or after the Company files a periodic report reflecting metrics required for the vesting of the Adjusted EBITDA PSUs (the “600,000 Vehicle PSUs”). The 600,000 Vehicle PSUs will only vest if the performance conditions are met, with no potential increase in the award for exceeding the target performance. The table below sets forth the number and grant date fair value of the 600,000 Vehicle PSUs granted to our NEOs on January 24, 2024:

	2024 600,000 Vehicle PSU Awards
Name and Principal Position	Number of PSUs Granted	Target Value	Grant Date Fair Value
Ernest C. Garcia, III - Chief Executive Officer	22,412	$784,427	$1,020,642
Mark Jenkins - Chief Financial Officer	22,231	$778,102	$1,012,400
Benjamin Huston - Chief Operating Officer	22,231	$778,102	$1,012,400
Daniel Gill - Chief Product Officer	19,879	$695,750	$905,290
Paul Breaux - Vice President, General Counsel, Secretary, and Chief Compliance Officer	14,096	$493,350	$641,932

As of the date hereof, the 2024 600,000 Vehicle PSU Awards have not vested.

One Million Retail Vehicles and $1 Billion of Adjusted EBITDA

33.3% of the PSUs awarded in 2024 vest contingent upon the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K reflecting that, on a rolling basis, in the prior four fiscal quarters combined, the Company has achieved the sale of one million retail vehicles simultaneously with or after the Company files a periodic report reflecting metrics required for the vesting of the Adjusted EBITDA PSUs (the “One Million Vehicle PSUs”). The One Million Vehicle PSUs will only vest if the performance conditions are met, with no potential increase in the award for exceeding the target performance. The table below sets forth the number and grant date fair value of the One Million Vehicle PSUs granted to our NEOs on January 24, 2024:

	2024 One Million Vehicle PSU Awards
Name and Principal Position	Number of PSUs Granted	Target Value	Grant Date Fair Value
Ernest C. Garcia, III - Chief Executive Officer	22,412	$784,427	$1,020,642
Mark Jenkins - Chief Financial Officer	22,231	$778,102	$1,012,400
Benjamin Huston - Chief Operating Officer	22,231	$778,102	$1,012,400
Daniel Gill - Chief Product Officer	19,879	$695,750	$905,290
Paul Breaux - Vice President, General Counsel, Secretary, and Chief Compliance Officer	14,096	$493,350	$641,932

As of the date hereof, the 2024 One Million Vehicle PSU Awards have not vested.

2023 Performance-Based RSU Grants

As previously disclosed, for 2023, the Compensation and Nominating Committee granted the NEOs a PSU award, 50% of which was contingent upon the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K reflecting positive Adjusted EBITDA for a calendar quarter ending on or before December 31, 2023 (the “2023 Adjusted EBITDA PSUs”), and 50% of which was contingent upon the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K reflecting positive Core Free Cash Flow for a calendar quarter ending on or before December 31, 2025 (the “2023 Core Free Cash Flow PSUs”). Core Free Cash Flow is defined as Adjusted EBITDA minus capital expenditures and interest expense. 100% of the 2023 Adjusted EBITDA PSUs vested upon the filing of the Company's Quarterly Report on Form 10-Q for the second quarter of 2023 on July 19, 2023, and 100% of the 2023 Core Free Cash Flow PSUs vested upon the filing of the Company's Quarterly Report on Form 10-Q for the first quarter of 2024 on May 1, 2024.

PERQUISITES AND BENEFITS

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we did not provide perquisites to our executive officers in 2024, including our NEOs, except as follows: each of the NEOs, along with certain other employees, can use one of the Company inventory vehicles (which generally will be replaced every three years); each of the NEOs, along with many of our employees, may use a company-provided cellular phone; each of the NEOs, along with all of our employees, may participate in our 401(k) match benefit, which is based on salary; and finally, starting in 2022 all of our employees, including the NEOs, were eligible to participate in the Carvana "Own the Road" program, through which employees receive gifts for certain tenure milestones with the Company.

We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and remain subject to periodic review by the Compensation and Nominating Committee.

TERMINATION, SEVERANCE, AND CHANGE IN CONTROL BENEFITS

We do not have employment or severance agreements with our executives. In the event of a change in control for either Carvana Co. or Carvana Group, any payment due to the NEOs would be governed by the NEOs' individual equity award agreements made under the Plan. The Compensation and Nominating Committee believes that payments to NEOs in the event of a change in control as governed by these agreements benefit stockholders by providing an important incentive to NEOs to remain focused on running the business in the case of a pending or actual change in control event.

In the event of a Change in Control of Carvana Co. (as the term is defined in the Plan) and if an NEO is terminated involuntarily without Cause (as the term is defined in the Plan) within twenty-four months following the Change in Control, then all outstanding unvested stock options, time-based RSUs, and PSUs of the NEO granted under effective equity award agreements will become fully exercisable and vested. An NEO whose employment is terminated because of death or disability will have one year from the time of termination to exercise any then-vested options, instead of the usual 90 days, provided that such exercise must occur prior to the expiration date of the options. If an NEO’s employment is terminated due to the NEO's disability, and that NEO later dies within a year of such termination, the legal representative of the NEO’s estate may exercise the options within the earlier period of the one year anniversary of the date of death and the expiration date of the options.

Each NEO is also required to comply with the restrictive covenants set forth in each individual equity award agreement. All NEOs are subject to confidentiality obligations pursuant to their award agreements. In addition, Messrs. Garcia, Jenkins, Huston, and Breaux are subject to non-competition provisions during the NEO's employment and for a period of 18 months after termination. Messrs. Garcia, Jenkins, Huston, and Breaux are also required to comply with non-solicitation and non-interference obligations during the NEO's employment and for a period of 12 months after termination.

Except for these arrangements described above, none of our NEOs have entered into any plans, arrangements or agreements with Carvana providing for payments upon termination of employment or change in control of Carvana, other than payments generally available to all salaried employees that do not discriminate in scope, terms, or operation in favor of the executive officers of Carvana.

COMPENSATION-RELATED POLICIES

COMPENSATION RECOVERY (“CLAWBACK”) POLICY

The Compensation and Nominating Committee adopted a revised Clawback Policy, effective as of July 25, 2023. As required by SEC and NYSE rules, the Clawback Policy requires Carvana to recover erroneously awarded incentive-based compensation (as defined therein) from current and former executive officers in the event of certain restatements of financial information. The Company is required to recover compensation in accordance with the Clawback Policy except in very limited circumstances, such as when the direct cost of recovery would exceed the amount recovered. The Compensation and Nominating Committee believes the Clawback Policy is in the best interests of Carvana as it reinforces the Company’s pay-for-performance compensation philosophy. The foregoing is intended to be a summary only. To review a copy of our Clawback Policy in its entirety, please refer to Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

Carvana’s securities trading policy prohibits certain Carvana securities-related transactions by directors, officers and other employees or requires specific notice and pre-approval requirements. Such prohibitions are premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless inappropriate for any director, officer, or other employee to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers, and all other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, or other similar derivative securities. The policy also prohibits certain other transactions, including hedging or monetization transactions—e.g., zero-cost collars, forward sale contracts, and arrangements by directors, officers and certain other employees from pledging company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

POLICIES AND PRACTICES FOR GRANTING CERTAIN EQUITY AWARDS

In order to ensure consistency in the design of executive compensation, the Board and Compensation and Nominating Committee have determined to grant all annual equity awards to executive officers, including stock options, time-based RSUs, and PSUs in January of each year. The Board and Compensation and Nominating Committee do not take material nonpublic information into account when determining the timing and terms of awards, and have a policy against any timing of disclosure of material nonpublic information for the purpose of affecting the value of any executive compensation.

COMPENSATION AND RISK

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•Focus on weighting compensation toward four-year vesting schedules of equity awards;
•Performance incentives that balance growth with profitability;
•individual NEO pay generally set at market competitive levels against comparable executive roles at an appropriate set of peer companies, except the CEO, who has compensation significantly below market levels due to his significant ownership interest in us;
•no employment agreements with executive officers; and
•restrictions on trading in Carvana Class A common stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Carvana capital stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

TAX AND ACCOUNTING IMPLICATIONS

Carvana considers the tax and accounting aspects of the elements of compensation we offer in determining the most effective method for compensating our executives. When possible, the Compensation and Nominating Committee generally designs our compensation program such that compensation paid to our NEOs can qualify for available income tax deductions. However, the Compensation and Nominating Committee continues to retain flexibility to make compensation decisions, in the exercise of its business judgment, that are based on factors that it determines to be appropriate (as determined by the Compensation and Nominating Committee in its sole discretion) to enable Carvana to continue to attract, retain, reward, and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Carvana, Co. Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Carvana Co.’s Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted by:

Gregory Sullivan (Chair)
Ira Platt
Dan Quayle
Neha Parikh

COMPENSATION TABLES

2024 SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for the past three fiscal years.

Name and Principal Position	Year	Salary	Stock awards	Option awards	All other compensation	Total
		($)(1)	($)(2)	($)(2)	($)(3)	($)
Ernest C. Garcia, III	2024	$930,000	$4,545,530	$5,117,706	$2,164	$10,595,400
Chief Executive Officer	2023	$912,238	$2,071,711	$3,470,000	$712	$6,454,661
	2022	$322,771	$1,318,099	$3,953,009	$557	$5,594,436
Mark Jenkins	2024	$923,000	$4,508,688	$5,075,873	$14,277	$10,521,838
Chief Financial Officer	2023	$905,375	$2,054,904	$3,459,680	$21,682	$6,441,641
	2022	$320,279	$1,311,656	$3,921,052	$21,107	$5,574,094
Benjamin Huston	2024	$923,000	$4,508,688	$5,075,873	$17,124	$10,524,685
Chief Operating Officer	2023	$905,423	$2,054,904	$3,459,680	$19,155	$6,439,162
	2022	$321,894	$1,311,656	$3,921,052	$18,594	$5,573,196
Daniel Gill	2024	$825,000	$4,031,747	$4,539,034	$51,306	$9,447,087
Chief Product Officer	2023	$809,265	$1,837,483	$3,093,755	$51,134	$5,791,637
	2022	$286,968	$1,173,628	$3,506,012	$3,902	$4,970,510
Paul Breaux(4)	2024	$585,000	$2,858,865	$3,218,553	$9,424	$6,671,842
Vice President, General Counsel, Secretary, and Chief Compliance Officer

(1) As disclosed in the Company's Current Report on Form 8-K, dated May 10, 2022, Messrs. Garcia, Jenkins, Huston, and Gill volunteered to forego their salaries for a portion of 2022 to help contribute to severance pay for departing team members in connection with a workforce reduction. This reduction carried through to the first pay period of 2023. The amount reported as salaries for the NEOs for 2022 and 2023 show the base salary for each NEO approved by the Board and the Compensation and Nominating Committee in February 2022 and 2023 (for Mr. Garcia $930,000; for Messrs. Jenkins and Huston $923,000; and for Mr. Gill $825,000 for both 2022 and 2023) adjusted for the amount each NEO voluntarily waived. These amounts represent the actual salary each NEO received for 2022 and 2023.

(2) The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PSUs, and stock options granted to the NEOs during the years presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in computing the grant date fair values may be found in Carvana's Annual Report on Form 10-K for 2024, Item 8, Note 13 — Equity-Based Compensation. Amounts include RSUs and stock options that vest over the course of four years, and PSUs that vest on the achievement of certain financial metrics, as further discussed above.

(3) The following items were included in “All Other Compensation” for 2022, 2023, and 2024:

Name	Year	401(k) Plan Company Match($)(i)	Incremental Cost of Company Car($)(ii)	Cellphone Expense($)(iii)	Own the Road($)(iv)	Unused Vacation Payment($)(v)	Total
Ernest C. Garcia, III	2024	$—	$—	$2,164	$—	$—	$2,164
	2023	$—	$—	$712	$—	$—	$712
	2022	$—	$—	$557	$—	$—	$557
Mark Jenkins	2024	$2,556	$11,122	$599	$—	$—	$14,277
	2023	$2,558	$18,500	$624	$—	$—	$21,682
	2022	$2,056	$18,500	$551	$—	$—	$21,107
Benjamin Huston	2024	$3,834	$12,354	$936	$—	$—	$17,124
	2023	$3,623	$14,750	$782	$—	$—	$19,155
	2022	$2,056	$14,750	$1,384	$404	$—	$18,594
Daniel Gill	2024	$6,143	$—	$739	$—	$44,424	$51,306
	2023	$5,639	$—	$1,071	$—	$44,424	$51,134
	2022	$3,081	$—	$821	$—	$—	$3,902
Paul Breaux(4)	2024	$8,100	$—	$1,324	$—	$—	$9,424

(i) Represents discretionary matching contributions under our 401(k) Plan.
(ii) The incremental cost of the Company car to us has been calculated based on the depreciation value of the vehicle.
(iii) Represents the cost of Company-paid cell phone and related service.
(iv) Represents taxable wages for service award(s) received pursuant to the Company's Own the Road program, through which all employees receive gifts for certain tenure milestones with the Company.
(v) Represents vacation payout of time accrued and unused at year end, paid out as required by California law.

(4) Mr. Breaux became an NEO in 2024.

2024 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated possible payouts under equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)(2)	All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(4)
		Threshold (#)	Target (#)	Maximum (#)
Ernest C. Garcia, III	1/24/2024	—	67,236	—	32,578	—	$—	$4,545,530
	1/24/2024	—	—	—	—	97,735	$42.03	$3,505,754
	2/13/2024	—	—	—	—	37,099	$51.97	$1,611,952
Mark Jenkins	1/24/2024	—	66,693	—	32,312	—	$—	$4,508,688
	1/24/2024	—	—	—	—	96,937	$42.03	$3,477,130
	2/13/2024	—	—	—	—	36,795	$51.97	$1,598,743
Benjamin Huston	1/24/2024	—	66,693	—	32,312	—	$—	$4,508,688
	1/24/2024	—	—	—	—	96,937	$42.03	$3,477,130
	2/13/2024	—	—	—	—	36,795	$51.97	$1,598,743
Daniel Gill	1/24/2024	—	59,637	—	28,895	—	$—	$4,031,747
	1/24/2024	—	—	—	—	86,684	$42.03	$3,109,355
	2/13/2024	—	—	—	—	32,904	$51.97	$1,429,679
Paul Breaux	1/24/2024	—	42,288	—	20,489	—	$—	$2,858,865
	1/24/2024	—	—	—	—	61,467	$42.03	$2,204,821
	2/13/2024	—	—	—	—	23,331	$51.97	$1,013,732

(1) The amounts in these columns represent the number of shares that were issued for awards of the Adjusted EBITDA PSUs that vested on the filing of the Company's Quarterly Report on Form 10-Q on October 30, 2024, and the number of shares that would be issued for awards of PSUs under the 600,000 Vehicle PSUs and the One Million Vehicle PSUs if the performance metric is met, as more fully described above under "Compensation Discussion and Analysis—2024 Performance-Based Compensation." There are no threshold or maximum levels for the awards of PSUs.

(2) The amounts in this column represent the number of shares that would be issued for awards of RSUs which are scheduled to vest 25% on April 1, 2025 and in 36 monthly installments thereafter, subject to the grantee's continued employment, as more fully described above under “Compensation Discussion and Analysis—Long Term Incentive Program.”

(3) Represents awards of stock options which are scheduled to vest 25% on April 1, 2025 and in 36 monthly installments thereafter, subject to the grantee’s continued employment, as more fully described above under “Compensation Discussion and Analysis—Long Term Incentive Program.”

(4) The amounts reported in this column represent the grant date fair value of the options, RSUs, and PSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying un-exercised options (#) un-exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(1)
Ernest C. Garcia, III:
Non-qualified stock options (2)	—	37,099	$51.97	2/13/2034	—	$—	—	$—
Non-qualified stock options (2)	—	97,735	$42.03	1/24/2034	—	$—	—	$—
Non-qualified stock options (3)	208,333	291,667	$10.07	2/23/2033	—	$—	—	$—
Non-qualified stock options (4)	32,656	16,328	$126.40	2/21/2032	—	$—	—	$—
Non-qualified stock options (5)	16,540	1,504	$296.05	2/14/2031	—	$—	—	$—
Non-qualified stock options (6)	29,250	—	$88.62	2/14/2030	—	$—	—	$—
Non-qualified stock options (7)	64,426	—	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	15,988	—	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (9)	—	—	$—		32,578	$6,625,062	—	$—
Restricted stock units (10)	—	—	$—		58,070	$11,809,115	—	$—
Restricted stock units (11)	—	—	$—		3,476	$706,879	—	$—
Restricted stock units (12)	—	—	$—		302	$61,415	—	$—
Performance stock units (13)	—	—	$—		—	$—	22,412	$4,557,704
Performance stock units (13)	—	—	$—		—	$—	22,412	$4,557,704
Mark Jenkins:
Non-qualified stock options (2)	—	36,795	$51.97	2/13/2034	—	$—	—	$—
Non-qualified stock options (2)	—	96,937	$42.03	1/24/2034	—	$—	—	$—
Non-qualified stock options (3)	7,714	290,799	$10.07	2/23/2033	—	$—	—	$—
Non-qualified stock options (4)	32,392	16,196	$126.40	2/21/2032	—	$—	—	$—
Non-qualified stock options (5)	16,213	1,474	$296.05	2/14/2031	—	$—	—	$—
Non-qualified stock options (6)	28,422	—	$88.62	2/14/2030	—	$—	—	$—
Restricted stock units (9)	—	—	$—		32,312	$6,570,968	—	$—
Restricted stock units (10)	—	—	$—		57,596	$11,712,723	—	$—
Restricted stock units (11)	—	—	$—		3,447	$700,982	—	$—
Restricted stock units (12)	—	—	$—		296	$60,195	—	$—
Performance stock units (13)	—	—	$—		—	$—	22,231	$4,520,896
Performance stock units (13)	—	—	$—		—	$—	22,231	$4,520,896

Benjamin Huston:
Non-qualified stock options (2)	—	36,795	$51.97	2/13/2034	—	$—	—	$—
Non-qualified stock options (2)	—	96,937	$42.03	1/24/2034	—	$—	—	$—
Non-qualified stock options (3)	207,714	290,799	$10.07	2/23/2033	—	$—	—	$—
Non-qualified stock options (4)	32,392	16,196	$126.40	2/21/2032	—	$—	—	$—
Non-qualified stock options (5)	16,213	1,474	$296.05	2/14/2031	—	$—	—	$—
Non-qualified stock options (6)	28,422	—	$88.62	2/14/2030	—	$—	—	$—
Non-qualified stock options (7)	53,506	—	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	14,989	—	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (9)	—	—	$—		32,312	$6,570,968	—	$—
Restricted stock units (10)	—	—	$—		57,596	$11,712,723	—	$—
Restricted stock units (11)	—	—	$—		3,447	$700,982	—	$—
Restricted stock units (12)	—	—	$—		296	$60,195	—	$—
Performance stock units (13)	—	—	$—		—	$—	22,231	$4,520,896
Performance stock units (13)	—	—	$—		—	$—	22,231	$4,520,896
Daniel Gill:
Non-qualified stock options (2)	—	32,904	$51.97	2/13/2034	—	$—	—	$—
Non-qualified stock options (2)	—	86,684	$42.03	1/24/2034	—	$—	—	$—
Non-qualified stock options (3)	185,744	260,042	$10.07	2/23/2033	—	$—	—	$—
Non-qualified stock options (4)	28,963	14,482	$126.40	2/21/2032	—	$—	—	$—
Non-qualified stock options (5)	14,575	1,325	$296.05	2/14/2031	—	$—	—	$—
Non-qualified stock options (6)	24,942	—	$88.62	2/14/2030	—	$—	—	$—
Non-qualified stock options (7)	46,954	—	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	13,190	—	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (9)	—	—	$—		28,895	$5,876,087	—	$—
Restricted stock units (10)	—	—	$—		51,504	$10,473,853	—	$—
Restricted stock units (11)	—	—	$—		3,083	$626,959	—	$—
Restricted stock units (12)	—	—	$—		266	$54,094	—	$—
Performance stock units (13)	—	—	$—		—	$—	19,879	$4,042,593
Performance stock units (13)	—	—	$—		—	$—	19,879	$4,042,593
Paul Breaux:
Non-qualified stock options (2)	—	23,331	$51.97	2/13/2034	—	$—	—	$—
Non-qualified stock options (2)	—	61,467	$42.03	1/24/2034	—	$—	—	$—
Non-qualified stock options (3)	94,941	184,393	$10.07	2/23/2033	—	$—	—	$—
Non-qualified stock options (4)	20,537	10,269	$126.40	2/21/2032	—	$—	—	$—
Non-qualified stock options (5)	10,269	934	$296.05	2/14/2031	—	$—	—	$—
Non-qualified stock options (6)	22,622	—	$88.62	2/14/2030	—	$—	—	$—
Non-qualified stock options (7)	42,587	—	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	13,190	—	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (9)	—	—	$—		20,489	$4,166,643	—	$—
Restricted stock units (10)	—	—	$—		36,521	$7,426,911	—	$—
Restricted stock units (11)	—	—	$—		2,186	$444,545	—	$—

Restricted stock units (12)	—	—	$—	188	$38,232	—	$—
Performance stock units (13)	—	—	$—	—	$—	14,096	$2,866,563
Performance stock units (13)	—	—	$—	—	$—	14,096	$2,866,563

(1) Amounts were determined based on the closing price of Carvana's Class A common stock on December 31, 2024 of $203.36. These values may not reflect the value actually realized by the NEOs upon vesting.

(2) These stock options vest 25% on April 1, 2025, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(3) These stock options vested 25% on April 1, 2024, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(4) These stock options vested 25% on April 1, 2023, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(5) These stock options vested 25% on April 1, 2022, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(6) These stock options vested 25% on April 1, 2021, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(7) These stock options vested 25% on April 1, 2020, and the remaining amount vested in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(8) These stock options vested 25% on April 1, 2019, and the remaining amount vested in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(9) These RSUs vest 25% on April 1, 2025, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(10) These RSUs vest 25% on April 1, 2024, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(11) These RSUs vested 25% on April 1, 2023, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(12) These RSUs vested 25% on April 1, 2022, and the remaining amount vests in 36 monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(13) These PSUs vest on the date that Carvana files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K with the SEC reflecting achievement of the performance metrics underlying the 600,000 Vehicle PSUs and the One Million Vehicle PSUs (each as defined above).

2024 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest C. Garcia, III	—	$—	121,008	$14,556,493
Mark Jenkins	268,495	$37,038,014	120,007	$14,436,368
Benjamin Huston	—	$—	120,007	$14,436,368
Daniel Gill	—	$—	107,305	$12,908,998
Paul Breaux	36,769	$8,176,505	76,172	$9,158,996

(1) Amounts include the vesting of RSUs and PSUs in 2024. The number of shares and values were determined based on the closing price of Carvana’s Class A common stock on each vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

As described in “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” above, we do not have an employment or severance plan or agreement with any of our NEOs; however, our NEOs would be entitled to accelerated vesting of certain equity awards upon a change in control or the occurrence of an involuntary termination without cause within 24 months of a change in control. The following table shows the value of the accelerated vesting of equity awards each NEO would have received if on December 31, 2024 there was a change in control and the NEOs were terminated, with values calculated based on the Company's closing stock price on December 31, 2024:

Name	Accelerated Vesting on an Involuntary Termination without Cause Within 24 Months of a Change in Control ($)(1)
Ernest C. Garcia, III	$107,334,801
Mark Jenkins	$106,750,884
Benjamin Huston	$106,750,884
Daniel Gill	$95,460,299
Paul Breaux	$67,689,632

(1) Amounts in this column represent the value based on the Company's closing stock price as of December 31, 2024 of $203.36, and include (a) all outstanding unvested time-based RSUs granted in 2021, 2022, 2023, and 2024, (b) all unvested stock options granted in 2022, 2023, and 2024, and (c) all outstanding unvested PSUs granted in 2024, all of which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana.

All unvested stock options from 2021 would also become fully vested if the NEO or executive is involuntarily terminated without cause within 24 months of a change in control of Carvana. However, these amounts have not been included in the table above, because the stock options were out of the money as of December 31, 2024.

Each NEO is required to comply with the restrictive covenants set forth in each NEO's individual equity award agreement, which includes post-employment confidentiality obligations for all NEOs, and post-employment non-solicitation, non-competition, and non-interference obligations for Messrs. Garcia, Jenkins, Huston, and Breaux. Please see “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” for a more detailed discussion regarding the acceleration and treatment of such equity awards.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. We use grants of time-based stock options and RSUs to incentivize our NEOs to increase the value of our enterprise for our stockholders, and additionally use PSUs to tie executive incentives to key metrics in the Company's operating plan and future success. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s philosophy aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(7)	Adjusted EBITDA(8)
					Company Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$10,595,400	$118,068,079	$9,291,363	$103,567,575	$220.92	$210.05	$404	$1,378
2023	$6,454,661	$38,123,022	$5,694,360	$32,914,702	$57.51	$158.77	$150	$339
2022	$5,594,436	$(10,103,013)	$5,017,181	$(8,193,813)	$5.15	$112.44	$(2,894)	$(1,041)
2021	$5,050,345	$5,302,981	$4,426,654	$5,423,458	$251.81	$172.56	$(287)	$64
2020	$2,594,444	$17,561,656	$2,317,078	$19,654,210	$260.23	$145.48	$(462)	$(222)

(1) Mr. Garcia was our Chief Executive Officer in all years presented. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Garcia for each corresponding year in the “Total” column of the Summary Compensation Table (the “SCT”). Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Garcia, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Garcia during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Garcia’s total compensation for each year to determine the compensation actually paid (all fair value amounts have been computed in accordance with FASB ASC Topic 718):

Adjustments to Determine Compensation “Actually Paid” to the CEO	2024	2023	2022	2021	2020
Total Compensation in the SCT	$10,595,400	$6,454,661	$5,594,436	$5,050,345	$2,594,444
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(4,545,530)	(2,071,711)	(1,318,099)	(1,073,181)	(545,811)
Deduction for Amounts Reported under “Option Awards” Column in the SCT	(5,117,706)	(3,470,000)	(3,953,009)	(3,219,213)	(1,636,881)
Increase for Fair Value of Awards Granted During Year that Remain Unvested as of Year End	39,857,986	32,410,762	90,575	3,218,077	6,944,199
Increase for Fair Value of Awards Granted During Year that Vest During Year	4,646,232	2,962,478	—	—	—
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	54,299,787	1,517,897	(5,322,028)	(547,408)	7,741,448
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	18,331,910	318,935	(5,194,888)	1,874,361	2,464,257
Compensation Actually Paid to the CEO	$118,068,079	$38,123,022	$(10,103,013)	$5,302,981	$17,561,656

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Garcia, who has served as our CEO since 2012) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Garcia) included for purposes of calculating the average amounts in each applicable year are as follows: Messrs. Jenkins, Huston, and Gill in all applicable years, Mr. Breaux, who was an NEO in 2020 and 2024, and Mr. Taira, who was an NEO in 2021, 2022, and 2023. All fair value amounts have been computed in accordance with FASB ASC Topic 718.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Garcia), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Garcia) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Garcia) for each year to determine the compensation actually paid (all fair value amounts have been computed in accordance with FASB ASC Topic 718):

Adjustments to Determine Compensation “Actually Paid” to Non-CEO NEOs	2024	2023	2022	2021	2020
Total Compensation in the SCT	$9,291,363	$5,694,360	$5,017,181	$4,426,654	$2,317,078
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(3,976,997)	(1,789,532)	(1,130,904)	(910,872)	(487,033)
Deduction for Amounts Reported under “Option Awards” Column in the SCT	(4,477,333)	(2,971,448)	(3,378,284)	(2,731,755)	(1,460,713)
Increase for Fair Value of Awards Granted During Year that Remain Unvested as of Year End	34,871,384	27,783,053	77,402	2,730,942	6,196,743
Increase for Fair Value of Awards Granted During Year that Vest During Year	4,065,194	2,592,119	3,789	—	—
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	47,700,106	1,294,216	(4,317,174)	(501,061)	9,833,238
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	16,093,858	311,934	(4,465,823)	2,409,550	3,254,897
Compensation Actually Paid to the Non-CEO NEOs	$103,567,575	$32,914,702	$(8,193,813)	$5,423,458	$19,654,210

(5) Cumulative Total Shareholder Return (“TSR”) is calculated based on a fixed investment of $100 at the measurement point, on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

(6) The dollar amounts reported in column (g) represent the weighted peer group total stockholder return ("TSR"), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the Standard and Poor's 500 Retailing Index.

(7) The dollar amounts reported in column (h) represent the amount of net income (loss) attributable to Carvana and Class A common stockholders reflected in the Company’s audited financial statements for the applicable year.

(8) Adjusted EBITDA is defined as net income (loss) plus income tax (benefit) provision, interest expense, other operating expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and certain other adjustments.

Analysis of the Information Presented in the Pay versus Performance Table

Carvana’s compensation program is designed to retain key talent, foster long-term growth, and enhance stockholder value. As outlined in the section “Compensation Discussion and Analysis – Compensation Components,” an average of 88.1% of our NEOs’ compensation is closely bound to Carvana's stock performance and other risk-based measurements of Company success, reinforcing the alignment between management interests and the interests of our stockholders. Approximately an average of 58.1% of NEO target compensation is granted in stock options and time-based RSUs, and a further target average of 30.0% is granted in PSUs tied to the achievement of financial goals in the Company's operating plan. In response to our strategic focus on driving sustainable and efficient growth, we have introduced PSUs that vest upon the achievement of key milestones reflecting both focus on profitability and the active pursuit of Company growth. This adjustment underscores our commitment to this strategic shift.

As detailed in footnotes two (2) and four (4) of the Pay versus Performance chart above, our emphasis on stock price-dependent compensation, alongside a strategic focus on equity based long-term growth incentives, has resulted in a significant portion of compensation actually paid being contingent on annual changes in the fair value of equity awards. The Company’s grants of stock options and time-based RSUs to the CEO and other NEOs on a four-year vesting schedule continue to render the yearly value of compensation actually paid highly responsive to changes in the Company’s stock performance. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Change in Compensation and Performance Metrics
Compensation and Performance Metrics	2024	2023	2022	2021
Compensation Actually Paid to CEO	210%	477%	(291)%	(70)%
Compensation Actually Paid to Non-CEO NEOs	215%	502%	(251)%	(72)%
Carvana Total Shareholder Return	284%	1,017%	(98)%	(3)%
Peer Group Total Shareholder Return	32%	41%	(35)%	19%
Net Income	169%	105%	(908)%	38%
Adjusted EBITDA	306%	133%	(1,727)%	129%

Compensation Actually Paid and Cumulative TSR; Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the table above, the amount of compensation actually paid to Mr. Garcia and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Garcia) is aligned with the changes to the Company’s cumulative TSR between 2020 and 2024, and in the relative performance of Carvana's TSR in relation to its peer group. The Company’s Class A common stock price and TSR declined in 2021 and 2022, which led to a decrease in compensation actually paid to all of the NEOs, and conversely, when the Class A common stock price and TSR increased in 2023 and 2024, the NEOs' compensation actually paid showed a corresponding increase. Carvana’s TSR decreased slightly in relation to its peer group in 2021, and decreased more significantly in 2022, followed by a significant increase in TSR, in relation to its peer group in 2023 and 2024. Due to the influence of stock price on the equity compensation granted to the NEOs, these trajectories are highly correlated to the yearly changes in compensation actually paid to our CEO and the other NEOs.

Compensation Actually Paid and Net Income

As discussed above, stock price is a very large driver for the value of executive compensation, and while we have not used net income as a performance measure in our executive compensation program, Adjusted EBITDA and Core Free Cash Flow were used as performance measures in 2023 and 2024, as further discussed below. As demonstrated by the table above, while net income increased in 2021, the amount of compensation actually paid to Mr. Garcia and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Garcia) decreased over the same time period, largely due to fluctuations in the Class A common stock price. However, the compensation actually paid to Mr. Garcia, as well as to the other NEOs, is somewhat aligned with our net income between 2021 and 2024. The decrease in net income from 2021 to 2022 is accompanied by a decrease in compensation actually paid, due to the stock price impact on equity compensation. The subsequent increase in net income from 2022 through 2024 is similarly aligned with an increase in compensation actually paid, due in part to an increase in the Company's Class A common stock price, and in part due to the vesting of the 2023 and 2024 Adjusted EBITDA PSUs and 2023 Core Free Cash Flow PSUs, which helped partially align executive compensation with net income levels. Additionally, the Company's net income in each of 2022 and 2023 was significantly impacted by one-time events associated with goodwill impairment and debt cancellation, respectively, which in each year caused net income to deviate more significantly from Adjusted EBITDA than in historical years.

Compensation Actually Paid and Adjusted EBITDA

Company Adjusted EBITDA results have had a significant impact on NEO compensation in 2023 and 2024. In 2024, all NEOs were granted PSU awards, one third of which vested on October 30, 2024, on the filing of a

Quarterly Report on Form 10-Q, reflecting that, on a rolling basis, in the prior four fiscal quarters combined, the Company had achieved over $1 billion of Adjusted EBITDA. The remaining two thirds of the PSUs granted in 2024 vest on the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, reflecting that, on a rolling basis, in the prior four fiscal quarters combined, the Company achieved the sale of 600,000 and one million retail vehicles, respectively, simultaneously with or after the Company files a periodic report reflecting metrics required for the vesting of the Adjusted EBITDA PSUs. This vesting structure made the entirety of the PSUs, representing a target of an average 30.0% of executive compensation in 2024, dependent on the achievement of Adjusted EBITDA goals.

Positive Adjusted EBITDA was further one of the two financial measures that the Compensation and Nominating Committee set as vesting criteria under our 2023 PSU grants. Approximately 9.1% of the NEOs' target compensation in 2023 was granted in the form of PSUs tied to the achievement of positive Adjusted EBITDA, and another 9.1% of NEO compensation was granted in the form of PSUs tied to the achievement of positive Core Free Cash Flow, which awards vested in 2023 and 2024, respectively.

In the years prior to 2023, Adjusted EBITDA was not a metric used in setting executive compensation, and the alignment between compensation actually paid and Adjusted EBITDA in those years largely mirrors the alignment with net income discussed above, due to fluctuations in the Class A common stock price.

Tabular List of Carvana's most important metrics that link Compensation Actually Paid to the CEO and Other NEOs

The following list represents the only financial metrics used by Carvana to link compensation actually paid to our NEOs with our financial performance in 2024:

•Adjusted EBITDA
•Retail Units Sold
•Core Free Cash Flow

As disclosed above, Adjusted EBITDA is defined as net income plus income tax (benefit) provision, interest expense, other operating expense, net, depreciation and amortization in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and certain other adjustments. Core Free Cash Flow is defined as Adjusted EBITDA minus capital expenditures and interest expense. Retail Units Sold is defined as the number of vehicles sold to retail customers in a given period, net of returns under our seven-day return policy.

Other Performance Measures

Finally, as a further tie between compensation actually paid and Company performance, Messrs. Garcia, Jenkins, Huston, and Gill volunteered to forego approximately 65% of their salaries in 2022 to help contribute to severance pay for departing team members in connection with a workforce reduction. In addition, all of the NEOs in 2020 also waived portions of their base salaries in response to the COVID-19 pandemic, and approximately 49% of the NEOs' 2020 annual base salaries was contributed to our disaster relief program, the "We're All in This Together Fund." These voluntary measures further link the NEOs' compensation to the performance of the Company.

CEO PAY RATIO

The 2024 annual total compensation of our median-compensated employee other than Mr. Garcia was $47,111. We identified our median-compensated employee by calculating the annual salary of all our employees as of December 31, 2024, annualized for those who joined Carvana during the year. Mr. Garcia’s 2024 annual total compensation was $10,595,400, as disclosed in the “Summary Compensation Table” above. The ratio of our median-compensated employee to Mr. Garcia is 1-to-225.

ITEM 2 - SAY-ON-PAY

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table,” and the related compensation tables and narrative. This Item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation and Nominating Committee will consider the voting results when evaluating our executive compensation program.

Our executive compensation programs are designed to support our long-term success, align the incentives of our executives with those of our stockholders, and reflect our pay-for-performance culture. Our Company has grown dramatically over the years. Our growth has few precedents. Over time, we have been one of the fastest-growing technology, consumer, and retail companies at our scale. In 2024, we were able to successfully drive fundamental operating efficiency to position us to achieve continued, profitable growth. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the “Compensation Discussion and Analysis” of this Proxy Statement, the Compensation and Nominating Committee has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price, and to tie executive incentives to key metrics of Company success. We believe that our executive compensation plans effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and stockholder outcomes.

You are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as described in this Proxy Statement.

ITEM 3 - SAY-ON-PAY FREQUENCY

Pursuant to Section 14A of the Exchange Act, we are required every six years to hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. We are asking stockholders to cast an advisory vote on whether such future votes should occur every year, every two years, or every three years. This non-binding advisory vote is commonly referred to as a “say-on-pay frequency” vote. Stockholders last voted on the advisory vote on executive compensation at our annual meeting of stockholders held in 2019. At such meeting, our stockholders voted in favor of holding “say-on-pay” votes annually and the Board adopted this standard. We value the opinion of our stockholders and encourage communication regarding our executive compensation policies and practices, and the Board therefore recommends that the advisory vote on executive compensation continue to occur every year.

The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. Although the stockholders’ vote on this proposal is not binding to the Company, Board, or Compensation and Nominating Committee, the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Stockholders may specify whether they prefer such advisory votes to occur every year, every two years, or every three years, or they may abstain.

The Board recommends that stockholders select “ONE YEAR” with respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES FOR APPROVAL OF RELATED PARTY TRANSACTION

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Board is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, the disinterested members of our Board will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Board to consider, among other factors it deems appropriate:

a.the related person’s relationship to us and interest in the transaction;
b.the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
c.the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
d.the benefits to us of the proposed transaction;
e.if applicable, the availability of other sources of comparable products or services; and
f.an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Board may approve transactions only if it determines that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

AMENDED AND RESTATED LLC AGREEMENT

In accordance with the Carvana Group amended and restated LLC Agreement, and in connection with the issuance of senior secured notes and senior unsecured notes (collectively the “Senior Notes”) by Carvana Co. (see Carvana’s Annual Report on Form 10-K for 2024, Item 8, Note 10 — Debt Instruments and Note 11 — Stockholders' Equity (Deficit)), Carvana Group issued Class A Non-Convertible Preferred Units to Carvana Co. The consideration for the capital contribution made or deemed to have been made by Carvana Co. to Carvana Group was equal to the net proceeds of the Senior Notes issuances received by Carvana Co. As a result, as of December 31, 2024, Carvana Co. held the following shares of Class A Non-Convertible Preferred Units:

Issuance Date	Senior Notes Tranche	Class A Non-Convertible Preferred Units (in thousands)
October 2020	2025 Senior Unsecured Notes	98
March 2021	2027 Senior Unsecured Notes	32
October 2020	2028 Senior Unsecured Notes	22
August 2021	2029 Senior Unsecured Notes	26
May 2022	2030 Senior Unsecured Notes	27
September 2023	2028 Senior Secured Notes	611
September 2023	2030 Senior Secured Notes	1,660
September 2023	2031 Senior Secured Notes	1,982
		4,458

In the event Carvana Co. makes payments on the Senior Notes, Carvana Group will make an equal cash distribution, as necessary, to the Class A Non-Convertible Preferred Units. For each $1,000 principal amount of the Senior Notes that Carvana Co. repays or otherwise retires, one Class A Non-Convertible Preferred Unit is canceled and retired.

The operations of Carvana Group, and the rights and obligations of the holders of Carvana Group's common units (the "LLC Unitholders"), are set forth in the LLC Agreement.

EXCHANGE AGREEMENT

On April 27, 2017, we entered into an exchange agreement with Carvana Co. Sub LLC (our wholly owned subsidiary), Carvana Group, and the LLC Unitholders. Under the exchange agreement, LLC Unitholders (and certain permitted transferees thereof) may exchange at any time their LLC Units on a five-to-four conversion ratio for either shares of our Class A common stock or for cash, at the Company's discretion. To the extent LLC Unitholders also hold Class B common stock, they will be required to deliver to us the same number of shares of Class B common stock as Class A common stock being exchanged for. We will then cancel those shares of Class B common stock. As LLC Unitholders exchange their interest in Carvana Group, our indirect interest in Carvana Group will increase correspondingly.

When an LLC Unitholder makes an exchange, they receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock multiplied by 0.8 times the number of Class A Units being exchanged. The value of the Class A common stock is determined by the average of the volume-weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a participation threshold, and, as a result, LLC Unitholders exchanging vested Class B Units will receive a number of shares of Class A common stock equal to the Class A common stock value (determined the same way as above) less the applicable participation threshold multiplied by 0.8 times the number of vested Class B Units being exchanged, divided by the same Class A common stock value, subject to adjustment as set forth in the exchange agreement.

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement with certain LLC unitholders. These LLC unitholders are entitled to request that we register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of these LLC unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC unitholders, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, stock split, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act") or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than an LLC Unitholder and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

TAX RECEIVABLE AGREEMENT

We have entered into a Tax Receivable Agreement ("TRA") with LLC Unitholders that will provide for the payment from time to time by us to the LLC Unitholders of 85% of the amount of the benefits, if any, that we realize directly or indirectly or, under certain circumstances, are deemed to realize as a result of:

1.the increase in our wholly owned subsidiary’s proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or cash; and
2.certain other tax benefits related to our making payments under the TRA.

We expect to benefit from the remaining 15% of any tax benefits that we actually realize and, except in connection with a change of control, we are not required to make any payments under the TRA until after we have directly or indirectly realized (or have been deemed to have realized) benefits in excess of such payments. These payment obligations are obligations of Carvana Co. and not of Carvana Group. As of December 31, 2024, we

recorded a TRA liability of $82 million of which $61 million will be paid to related parties, and of which $56 million will be paid to the Garcia Parties and entities controlled by them in 2025 and 2026.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

RELATED PARTY EMPLOYMENT RELATIONSHIPS

During the year ended December 31, 2024, we employed Laura Huston, who is the sister-in-law of our Chief Operating Officer Benjamin Huston, as senior counsel. Ms. Huston's compensation was based on her education, experience, and the responsibilities of her position. For the year ended December 31, 2024, Ms. Huston received a salary of $213,837 and equity awards totaling approximately $30,047 over four years.

We also employ Devin LaCrosse, who is the brother-in-law of our President of Special Projects, Tom Taira, as Associate Director, Strategic Partnerships. Mr. LaCrosse's compensation is based on his education, experience, and the responsibilities of his position. For the year ended December 31, 2024, Mr. LaCrosse received a salary of $205,404 and equity awards totaling approximately $62,590 over four years.

CONTRIBUTION AGREEMENT

On January 5, 2022, in recognition of the Company selling its one millionth vehicle in the fourth quarter of 2021, the Company's CEO, Ernest C. Garcia, III, committed to giving then-current employees 23 shares of Class A common stock each from his personal shareholdings once employees reach their two-year employment anniversary (the "CEO Milestone Gift"). As a result and during the three months ended March 31, 2022, the Company granted 23 RSUs to each then current employee, which vested after completion of their second year of employment, for a total of 435,035 RSUs granted during the period. For every gift that vested, and pursuant to the Contribution Agreement entered into by and between the Company and Mr. Garcia on February 22, 2022, Mr. Garcia contributed to the Company, at the end of each fiscal quarter, the number of shares of Class A common stock, granted pursuant to the CEO Milestone Gift, that had vested during such quarter. The shares contributed were shares of Class A common stock that Mr. Garcia individually owned, at no charge. During the year ended December 31, 2024, 1,104 RSUs vested and an equivalent number of shares of Class A common stock were contributed by Mr. Garcia. As of January 2024, all RSUs granted pursuant to the CEO Milestone Gift had vested or been forfeited. Although the Company does not expect Mr. Garcia to incur any tax obligations related to the contribution, the Company has agreed to indemnify Mr. Garcia from any such obligations that may arise.

RELATIONSHIP WITH DRIVETIME

Prior to November 1, 2014, Carvana, LLC was a wholly owned subsidiary of DriveTime. On November 1, 2014, DriveTime distributed the units of Carvana, LLC to the unitholders of DriveTime on a pro rata basis, (the “Spinoff”). DriveTime is controlled by our controlling stockholder, Ernest C. Garcia, II, who is also the father of our CEO, Ernest C. Garcia, III. Following the Spinoff, the unitholders of DriveTime contributed the Carvana, LLC units to Carvana Group.

Subsequent to the Spinoff, we entered into several agreements with DriveTime and affiliated companies that were primarily intended to facilitate our transition to a standalone company, which are described below, along with subsequent agreements. We refer to DriveTime and its subsidiaries and affiliates, other than us, as “DriveTime.” In addition to the discussion below, our relationship with DriveTime is further discussed in Carvana’s Annual Report on Form 10-K for 2024, Item 8, Note 7 — Related Party Transactions. There can be no assurances that DriveTime or its affiliated companies will enter into any new agreements or arrangements with us, or extend or renew existing agreements or arrangements, on the same terms, similar terms, or at all.

LEASE AGREEMENT

In connection with the Spinoff, we entered into a lease agreement (the "Lease Agreement"), dated November 1, 2014, with DriveTime that currently governs our access to and utilization of space at certain IRCs in Blue Mound, Texas, and Delanco, New Jersey, which previously were DriveTime IRCs. The Blue Mound, Texas IRC location has a term expiring in 2029, with two five-year extension options, and the Delanco, New Jersey IRC location has a term expiring in 2026 with no current extension options. At both of these locations, we make monthly lease payments based on DriveTime's actual rent expense and we are responsible for the actual insurance costs, tenant improvements required to conduct operations, and real estate taxes. Total expenses related to this lease agreement were approximately $1.9 million for the year ended December 31, 2024.

HOUSTON, TX VENDING MACHINE LEASE GUARANTEE

On July 14, 2015, DriveTime guaranteed our lease obligations for our Houston, Texas vending machine. We do not compensate DriveTime for the guarantee. The initial lease term commenced January 8, 2016, and the current term expires on December 31, 2025. We have the option to extend the current term for four additional consecutive five-year periods. Base rent during each extension term will increase by 10% of the then-current base rent for each subsequent extension. Total expenses related to this lease agreement were approximately $0.3 million for the year ended December 31, 2024.

TEMPE, AZ OFFICE SPACE

In September 2016, the Company entered into a lease for office space in Tempe, Arizona. In connection with that lease, the Company entered into a sublease with DriveTime for the use of a different floor of the same building. The lease and sublease each had a term of 83 months, subject to the right to exercise three five-year extension options. Pursuant to the sublease, the Company paid the rent equal to the amounts due under DriveTime's master lease directly to DriveTime's landlord. Total expenses related to this lease agreement were approximately $0.2 million for the year ended December 31, 2024. The lease and sublease expired in February 2024 and were not renewed.

Additionally, in December 2019, DriveTime purchased an office building in Tempe, Arizona that we leased from an unrelated party. In connection with the purchase, DriveTime assumed that lease. The lease has an initial term of 10 years expiring in 2029, subject to the right to exercise two five-year extension options. Total expenses related to this lease agreement were approximately $0.8 million for the year ended December 31, 2024.

WINDER, GA INSPECTION AND RECONDITIONING CENTER LEASE

In February 2017, we entered into a lease with DriveTime for an IRC in Winder, Georgia. On May 28, 2024, the lease expiration for the Winder location was extended to 2030, subject to two remaining renewal options of five years each. The monthly rent is subject to adjustment each year beginning January 1, 2018, increasing in an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 5% and a minimum of 2%. Our total expenses related to this lease agreement were approximately $1.5 million for the year ended December 31, 2024.

SERVICING AGREEMENTS WITH DRIVETIME

In December 2015, we entered into a servicing agreement (the "Servicing Agreement") with DriveTime, wherein DriveTime agreed to perform certain servicing and administrative functions with respect to automotive finance receivables we own after origination and before sale. In the year ended December 31, 2024, DriveTime had gross revenues of approximately $6.4 million for performing servicing functions for such receivables.

In addition, DriveTime services loans that we have sold to third parties. For the year ended December 31, 2024, DriveTime had gross revenues of approximately $10.4 million related to the servicing of such loans.

Further, DriveTime performs certain servicing and administrative functions with respect to automotive finance receivables we sell or pledge under the following agreements:

Master Purchase and Sale Agreement

In December 2016, we entered into a Master Purchase and Sale Agreement (the "MPSA") pursuant to which we sell finance receivables meeting certain underwriting criteria under a committed forward flow arrangement to certain independent financing partners, including Ally Bank and Ally Financial (the "Ally Parties") without recourse to the Company for their post-sale performance. On January 11, 2024, the Company and the Ally Parties amended the MPSA to reestablish the commitment by the Ally Parties to purchase up to $4.0 billion of principal balances of finance receivables between January 11, 2024 and January 10, 2025. During the year ended December 31, 2024, we sold approximately $3.0 billion in principal balances of finance receivables under the purchase and sale agreement. DriveTime is engaged as servicer of the receivables under the MPSA and had gross revenues of approximately $87.1 million pursuant to the agreement for performing servicing functions for the year ended December 31, 2024.

Transfer Agreements

At various times throughout fiscal year 2024, we entered into 7 transfer agreements, pursuant to which we sold finance receivables meeting certain underwriting criteria to certain purchaser trusts in connection with the securitization of those finance receivables. Under these 2024 agreements, the purchaser trusts purchased an aggregate of approximately $3.8 billion in principal balances of finance receivables.

The purchaser trusts of these securitizations engaged Carvana as the administrator of such trusts and DriveTime as servicer of the receivables. In the year ended December 31, 2024, DriveTime had gross revenues of approximately $84.5 million for performing servicing functions under these and historical transfer agreements.

Credit Facilities

We maintain the following short-term revolving credit facilities to fund certain finance receivables we originate, prior to selling them, which are typically secured by the finance receivables pledged to them (the "Finance Receivable Facilities").

Commencement Date	Line of Credit	Maturity Date
January 2020	$500,000,000	January 19, 2025
February 2020	$600,000,000	December 8, 2025
April 2021	$600,000,000	October 10, 2025
March 2022	$500,000,000	August 7, 2025
May 2023	$500,000,000	August 15, 2025

As of the date hereof, the lenders have committed an aggregate amount of $2.7 billion under these facilities. The lenders and the Company engaged DriveTime as servicer of the receivables. In the year ended December 31, 2024, DriveTime had gross revenues of approximately $3.7 million for performing these servicing functions. For additional information regarding the Finance Receivable Facilities, please see Carvana’s Annual Report on Form 10-K for 2024, Item 8, Note 10 — Debt Instruments.

MASTER DEALER AGREEMENT

In December 2016, we entered into a master dealer agreement with DriveTime, most recently amended in April 2021. Pursuant to this agreement, we may sell vehicle service contracts (“VSCs”) to customers purchasing a vehicle from us. We earn a commission on each VSC sold to our customers and DriveTime is obligated by and subsequently administers the VSCs. We collect the retail purchase price of the VSCs from our customers and remit the purchase price net of commission to DriveTime. The Master Dealer Agreement further allows us to receive payments for excess reserves based on the performance of the VSCs versus the reserves held by the VSC administrator, once a required claims period for such VSCs has passed. During the year ended December 31, 2024, we recognized approximately $193 million of commissions earned on VSCs sold to our customers and administered by DriveTime, net of a reserve for estimated contract cancellations and payments for excess reserves to which we expect to be entitled.

Beginning in 2017, DriveTime also administers the limited warranty provided to all customers. We pay a per-contract fee to DriveTime to administer the limited warranty included with every purchase. We incurred costs of approximately $19 million during the year ended December 31, 2024, related to the administration of the limited warranty.

PROFIT SHARING AGREEMENT

In June 2018, we entered into an agreement with an unaffiliated third party, pursuant to which Carvana would sell certain Road Hazard ("RH") and Pre-Paid Maintenance ("PPM") contracts. Under this agreement, third parties would administer the RH and PPM contracts, including providing customer and administrative services, and pay a profit sharing component to Carvana. In 2022, we began selling equivalent offerings from DriveTime, pursuant to the Master Dealer Agreement discussed above, and all rights and obligations in connection with existing RH and PPM contracts were transferred to DriveTime (the "Transferred Contracts"). Finally, in December 2022, we entered into a profit sharing agreement with DriveTime with regard to the Transferred Contracts (the "Profit Sharing Agreement"). During the year ended December 31, 2024, we recognized approximately $7 million related to payments under the Profit Sharing Agreement to which we expect to be entitled.

WHOLESALE REVENUE

In 2020, DriveTime began purchasing wholesale vehicles from us through competitive auctions that are open to other dealers. As a result, we recognized approximately $12.2 million of revenue from DriveTime wholesale vehicle purchases during the year ended December 31, 2024.

Beginning in 2022, DriveTime also sells vehicles to, and purchases vehicles from, third parties using our wholesale marketplace platform. These transactions occur on our competitive platforms, through which all registered buyers are able to bid on and purchase, or list and sell, wholesale vehicles. We recognized approximately $11.3 million of revenue from DriveTime's purchases and sales through our wholesale marketplace platform during the year ended December 31, 2024.

RETAIL RECONDITIONING SERVICES

Effective September 21, 2023, we entered into a Retail Reconditioning Services Agreement with DriveTime, pursuant to which we provide DriveTime with certain reconditioning services through our wholesale marketplace platform. We recognized $4.2 million of revenue and $2.7 million of expense from DriveTime under the Retail Reconditioning Services Agreement during the year ended December 31, 2024.

AIRCRAFT TIME SHARING AGREEMENT

On October 22, 2015, we entered into an agreement to share usage of two aircraft operated by DriveTime. Pursuant to the agreement, as amended, we agreed to reimburse DriveTime for actual expenses for each of our flights. The original term of the agreement was for 12 months, with perpetual 12-month automatic renewals. Either the lessors or the lessees can terminate the lease with 30 days’ prior written notice. We reimbursed DriveTime approximately $0.7 million under this agreement during the year ended December 31, 2024.

From time to time, we have entered and intend to continue to enter into other transactions with DriveTime, with respect to which, the amount involved may not exceed $120,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of March 10, 2025, by:

•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, it is our understanding that the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, LLC Units, or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 10, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based the percentage ownership of our Class A common stock on 134,342,668 shares of our Common Stock outstanding as of March 10, 2025, and have based the percentage ownership of our Class B common stock on 79,119,471 shares as of the same date. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281.

	Shares Beneficially Owned
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares		%	Shares		%	Voting %
5% Stockholders
Ernest C. Garcia, II	—	(2)	—%	45,442,317	(3)	57%	52%
CVAN Holdings, LLC	450,001	(4)	—%	5,995,376	(4)	8%	1%
The Vanguard Group	10,023,577	(5)	7%	—		—%	*
T. Rowe Price Associates, Inc.	13,729,435	(6)	10%	—		—%	*
FMR LLC	9,661,673	(7)	7%	—		—%	*
BlackRock, Inc.	7,340,271	(8)	5%	—		—%	*
Named Executive Officers and Directors
Ernest C. Garcia, III	3,088,984	(9)	2%	27,666,483	(10)	35%	32%
Mark Jenkins	597,714	(11)	*	—		—%	*
Benjamin Huston	1,167,374	(12)	*	—		—%	*
Daniel Gill	684,496	(13)	*	—		—%	*
Paul Breaux	310,096	(14)	*	—		—%	*
Ira Platt	164,035	(15)	*	—		—%	*
Gregory Sullivan	81,835	(16)	*	—		—%	*
Dan Quayle	76,620	(17)	*	—		—%	*
Michael Maroone	227,883	(18)	*	—		—%	*
Neha Parikh	60,265	(19)	*	—		—%	*
All executive officers and directors as a group (12 individuals)	7,256,428	(20)	5%	27,666,483		35%	32%

(1) Each share of Class A common stock entitles the registered holder thereof to one vote on all matters presented to stockholders for a vote generally, including the election of directors. Each share of Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally, including the election of directors, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation. “*” indicates percentages of less than 1%.

(2) Effective December 12, 2024, Mr. Garcia II resigned from his position as co-trustee of each of the Ernest Irrevocable 2004 Trust III (the “Irrevocable Trust”) and the Ernest C. Garcia, III Multi-Generational Trust III (the “Multi-Generational Trust”). As a result of these resignations, Mr. Garcia II no longer holds shared voting and dispositive power over the shares of Class A common stock held by those entities. This information is based on the Schedule 13D/A filed with the SEC on December 16, 2024. Mr. Garcia II’s address is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(3) This number includes 37,442,317 shares of Class B common stock owned directly by Mr. Garcia II; and 8,000,000 shares of Class B common stock owned by ECG II SPE, LLC, of which Mr. Garcia II is the 100% owner. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 45,442,317 shares of Class A common stock. These shares of Class B common stock, on an as converted basis, represent approximately 21% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. This information is based on the Schedule 13D/A filed with the SEC on December 16, 2024. The address for each of these reporting persons is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(4) CVAN Holdings, LLC ("CVAN"); CVAN Holding Company, LLC ("CVAN Holdco"), DLHPII Public Investments, LLC (“Public Investments”), DLHPII Investment Holdings, LLC (“Investment Holdings”), TWG Global Holdings, LLC (“TWG”), Delaware Life Holdings Manager, LLC (“Manager”), and Mark Walter (“Mr. Walter”) report shared voting and dispositive power of 450,001 shares of Class A common stock and 5,995,376 shares of Class B common stock. This number includes 5,995,376 shares of Class B common stock held directly by CVAN Holdings Sub I, LLC (“CVAN Sub”), a wholly-owned subsidiary of CVAN. CVAN may be deemed to indirectly share voting and dispositive power over the securities held directly by CVAN Sub, and as a result, may be deemed to have or share beneficial ownership of, the securities held directly by CVAN Sub. CVAN disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interest therein. This number also includes 1 share of Class A common stock and exchange-traded options to acquire 450,000 shares of Class A common stock held directly by CVAN. CVAN is a wholly-owned subsidiary of CVAN Holdco. CVAN Holdco is a wholly-owned subsidiary of Public Investments. Public Investments is a wholly-owned subsidiary of Investment Holdings. Investment Holdings is a wholly-owned subsidiary of TWG. Each of CVAN Holdco, Public Investments, Investment Holdings and TWG is managed by Manager, and Manager is controlled by Mr. Walter. Each of CVAN Holdco, Public Investments, Investment Holdings, TWG, Manager, and Mr. Walter may be deemed to indirectly share voting and dispositive power over the securities held by CVAN and CVAN Sub, and as a result, may be deemed to have or share beneficial ownership of, the securities held by CVAN and CVAN Sub. Each of CVAN Holdco, Public Investments, Investment Holdings, TWG, Manager, and Mr. Walter disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The shares of Class B common stock together with the corresponding LLC Units may be exchanged for 5,995,376 shares of Class A common stock. These shares of Class B common stock, on an as converted basis represent approximately 3% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. CVAN Sub has pledged all of its LLC Units and all of its shares of Class B common stock to secure its obligations under a prepaid variable forward sale contract with an unaffiliated third party, including its obligation to deliver to such third party up to 5,995,376 shares of Class A common stock on the maturity date of the contract. This information is based on the Schedule 13G/A filed with the SEC on November 12, 2024. The address for each of these reporting persons is 227 West Monroe, Suite 4800, Chicago, IL 60606.

(5) The Vanguard Group reports sole dispositive power of 9,808,610 shares of Class A common stock. The Vanguard Group reports shared power to dispose or direct the disposition of 214,967 of these shares of Class A common stock and shared power to vote or direct the vote of 113,889 of these shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(6) T. Rowe Price Associates, Inc. reports sole voting power of 13,171,663 shares of Class A common stock and sole dispositive power of 13,613,816 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on November 11, 2024. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(7) FMR LLC reports sole voting power of 9,097,588 shares of Class A common stock and sole dispositive power of 9,661,673 shares of Class A common FMR LLC stock. This information is based on the Schedule 13G/A filed with the SEC on February 12, 2025. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8) BlackRock, Inc. reports sole voting power of 6,709,556 shares of Class A common stock and sole dispositive power of 7,340,271 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on February 4, 2025. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(9) This number includes 813,102 shares of Class A common stock owned directly by Ernest C. Garcia, III, 950,000 shares of Class A common stock owned by the Multi-Generational Trust and 850,000 shares of Class A common stock owned by the Irrevocable Trust. This number also includes 462,402 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025, and 13,480 shares of Class A common stock issuable upon vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(10) This number includes 3,880,462 shares of Class B common stock owned directly by Mr. Garcia III, 11,834,021 shares of Class B common stock owned by the Irrevocable Trust and 11,952,000 shares of Class B common stock owned by the Multi-Generational Trust. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 27,666,483 shares of Class A common stock. These shares of Class B common stock, on an as converted basis, represent approximately 13% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(11) This number includes 100,563 shares of Class A common stock owned directly by Mr. Jenkins; 362,780 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $171.61 share (the closing price of our Class A common stock on the NYSE on March 10, 2025); 121,001 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025; and 13,370 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(12) This number includes 127,850 shares of Class A common stock owned directly by Mr. Huston; 578,236 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $171.61 per share (the closing price of our Class A common stock on the NYSE on March 10, 2025); 447,918 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025; and 13,370 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(13) This number includes 111,225 shares of Class A common stock owned directly by Mr. Gill; 162,271 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $171.61 per share (the closing price of our Class A common stock on the NYSE on March 10, 2025); 399,044 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025; and 11,956 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(14) This number includes 77,437 shares of Class A common stock owned directly by Mr. Breaux; 224,182 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025; and 8,477 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(15) This number includes 25,615 shares of Class A common stock owned directly by Mr. Platt, 850 shares of Class A common stock held directly and jointly by Mr. Platt’s parents, 40,000 shares of Class A common stock owned by the Platt Family 2024 Irrevocable Trust (the "Irrevocable Trust") and 24,999 shares of Class A common stock owned by the Ira J. Platt Revocable Trust (the "Revocable Trust"). Mr. Platt is co-trustee, and Mr. Platt's spouse is the primary beneficiary of the Revocable Trust, and Mr. Platt's spouse is the co-trustee of the Irrevocable Trust. This number also includes 36,500 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $171.61 per share (the closing price of our Class A common stock on the NYSE on March 10, 2025), 30,928 shares of Class A common stock issuable upon the exercise of vested stock options, and 5,143 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes. Mr. Platt disclaims beneficial ownership of the shares of Class A common stock held by Mr. Platt's parents, except to the extent of the his pecuniary interest therein.

(16) This number includes 48,264 shares of Class A common stock owned directly by Mr. Sullivan, 28,428 shares of Class A common stock issuable upon the exercise of vested stock options, and 5,143 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(17) This number includes 35,749 shares of Class A common stock owned directly by Mr. Quayle, 12,500 shares of Class A common stock owned by the James D. Quayle 2000 Irrevocable Trust, 23,228 shares of Class A common stock issuable upon the exercise of vested stock options, and 5,143 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes.

(18) This number includes 146,340 shares of Class A common stock owned directly by Mr. Maroone, 45,000 shares of Class A common stock held directly by the Michael Maroone Family Partnership, LP, an entity controlled by Mr. Maroone, 264 shares of Class A common stock held directly by Family Trust FBO Michael E. Maroone, where Mr. Maroone is beneficiary and trustee, 96 shares of Class A common stock held directly by the Katherine C. Maroone Residuary Trust, where Mr. Maroone is beneficiary and trustee, 92 shares of Class A common stock held directly by the Katherine C. Maroone Marital Trust, where Mr. Maroone serves as trustee, and 20 shares of Class A common stock held by estate, and reported in Mr. Maroone's capacity as executor of the Estate of Albert Maroone. This number also includes 30,928 shares of Class A common stock issuable upon the exercise of vested stock options and 5,143 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025.

(19) This number includes 55,122 shares of Class A common stock owned directly by Ms. Parikh. This number also includes 5,143 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025.

(20) This number includes 1,327,000 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $171.61 per share (the closing price of our Class A common stock on the NYSE on March 10, 2025); 2,131,924 shares of Class A common stock issuable upon the exercise of vested options and options that will have vested within 60 days of March 10, 2025; and 99,586 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 10, 2025, inclusive of shares to be withheld for tax purposes. This number excludes 27,666,483 shares of Class A common stock issuable in exchange for LLC Units held by our executive officers and directors, based on an assumed price of $171.61 per share (the closing price of our Class A common stock on the NYSE on March 10, 2025). These shares of Class A common stock issuable in exchange for LLC Units represent approximately 13% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

ITEM 4 - AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On February 11, 2025, the Board unanimously approved and declared advisable, and hereby recommends that our stockholders approve an amendment to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), to eliminate the personal liability of certain of our officers in limited circumstances, as permitted by recent amendments to the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

In August 2022, Section 102(b)(7) of the DGCL was amended to enable Delaware corporations to limit the liability of certain of their officers in limited circumstances. As amended, Section 102(b)(7) of the DGCL provides that certain officers, namely: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of the corporation; and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of the State of Delaware’s long-arm jurisdiction statute, may be exculpated against liability to the corporation and its stockholders for monetary damages for breach of fiduciary duty, subject to specified limitations and exceptions. Prior to the amendment of Section 102(b)(7) of the DGCL, Delaware corporations were permitted to exculpate only their directors from personal liability in limited circumstances. As a result, stockholder plaintiffs employ tactics of bringing certain claims against individual corporate officers when such claims would otherwise be exculpated and dismissed if brought against a corporation’s directors. Section 102(b)(7) of the DGCL was amended to rectify the inconsistent treatment between a corporation’s officers and directors and address rising litigation and insurance costs for corporations.

Currently, Section One of Article Seven of the Certificate of Incorporation eliminates the liability of our directors to the Company and our stockholders to the fullest extent permitted by the DGCL arising from a breach of a fiduciary duty as a director. The Board believes it is important to extend those protections to our officers. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, particularly in the current litigious environment. The proposed amendment would align the protections for our officers with those protections currently afforded to our directors.

In addition, the Board believes the proposed amendment would better position the Company to attract and retain top officer candidates. In the absence of this exculpatory protection, qualified officers might be deterred from serving or continuing to serve as officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. We expect our peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the proposed amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

The Board also took into account the narrow class and type of claims from which such officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our officers that would be impacted, and the benefits the Board believes would accrue to the Company by providing exculpation in accordance with Section 102(b)(7) of the DGCL, including the ability to further enable our officers to best exercise their business judgment in furtherance of stockholder interests.

Given the limited class and type of claims for which certain of our officers’ liability would be eliminated, the fact that it would be consistent with protections already afforded to our directors and the benefits that the Board believes will accrue to the Company and our stockholders as explained above, the Board has determined that it is in the best interests of the Company and our stockholders that the Certificate of Incorporation be amended to provide for the exculpation of certain of our officers as permitted by the recent amendments to the DGCL. The amendment would permit exculpation only for direct claims for breach of fiduciary duty but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by or in the right of the Company, which would include any claims brought by our stockholders derivatively in the name of the Company. In addition, the amendment would not apply to officers’ breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and any transaction in which the officer derived an improper personal benefit. Further, the amendment would not apply to acts or omissions of officers occurring prior to the date when it becomes effective.

The form of Certificate of Amendment to effect the proposed amendment of the Certificate of Incorporation as described above (the “Certificate of Amendment”) is attached herein as Annex A. If this proposal is approved by our stockholders at the Annual Meeting, we intend to file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable after the Annual Meeting. However, our Board retains the discretion to abandon, and not implement, the Certificate of Amendment at any time before it becomes effective, even if it is approved by our stockholders.

The Board recommends that you vote “FOR” the approval of the amendment to the Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of Carvana as permitted by recent amendments to Delaware law.

ITEM 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025. Services provided to Carvana and its subsidiaries by Grant Thornton LLP for the year ended December 31, 2024 are described below and under “Audit Committee Report.”

FEES AND SERVICES

The following table summarizes the aggregate fees for professional audit services and other services rendered by Grant Thornton LLP for the years ended December 31, 2024 and 2023:

Services	2024	2023
Audit Fees	$2,435,054(1)	$2,504,152(1)
Audit-Related Fees	$116,830(2)	$118,450(2)
Tax Fees	$477,445(3)	$537,198(3)
All Other Fees	$—	$—

(1) Includes the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of our quarterly condensed consolidated financial statements. These fees also include procedures performed related to the Company's at-the-market stock offering in 2023 and 2024, and the Company's exchange offer of senior unsecured notes for newly issued senior secured notes in 2023 (see Carvana’s Annual Report on Form 10-K for 2024, Item 8, Note 10 — Debt Instruments).

(2) Includes the aggregate fees for the audit of the annual financial statements of the Carvana, LLC 401(k) plan and examination of management's assertion of compliance with certain servicing criteria in accordance with Regulation AB.

(3) Includes the aggregate fees for tax return preparation and other tax compliance and consulting services.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Carvana management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. The Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company. Unless the specific service has been previously pre-approved, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee approved all services provided by Grant Thornton LLP in fiscal years 2023 and 2024.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, but given the audio-only nature of this Annual Meeting, they will not be available to respond to questions.

If Carvana’s stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Grant Thornton LLP as our independent registered public accounting firm if it is determined that it is in Carvana’s best interests to do so.

The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Carvana for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of four independent directors (as defined by the NYSE Listing Standards and Rule 10A-3 under the Exchange Act), met seven times in 2024, and operates under a written charter, which is posted on our website at investors.carvana.com/corporate-governance/governance-documents. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•reviewed and discussed the audited financial statements for the year ended December 31, 2024, with our management;
•discussed with our independent auditors, Grant Thornton LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted by:

Ira Platt (Chair)
Gregory Sullivan
Michael Maroone
Neha Parikh

ITEM 6 - STOCKHOLDER PROPOSAL: SIMPLE MAJORITY VOTE

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, other than formatting edits, we have set forth a stockholder proposal, along with a supporting statement, exactly as submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. The Company is not responsible for any inaccuracies it contains. John Chevedden has informed us that he is the beneficial owner of 10 shares of Carvana Co. Class A common stock. We expect Mr. Chevedden to present the proposal at the Annual Meeting, although if the proposal is not properly presented by or on behalf of the proponent, it will not be voted. The Board recommends that you vote "AGAINST" this stockholder proposal.

Item 6 - Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of Carvana, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

Carvana scores 10 in regard to shareholder rights with 10 being the worse possible score. Adoption of this proposal may improve the excessively low shareholder rights score of Carvana which in turn could improve the stock price.

Adoption of this proposal will also facilitate adoption of annual election of each Carvana director. Annual election of each Carvana director could lessen the possibility that Carvana stock will again swing from $376 to its $4 price in January 2023.

Please vote yes:
Simple Majority Vote - Item 6

Carvana's Response - Board Statement in Opposition of Stockholder Proposal

After consideration, the Board believes that this stockholder proposal is not in the best interest of the Company's stockholders, and accordingly, unanimously recommends voting "AGAINST" this proposal. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Governing Documents") require voting thresholds greater than a simple majority in a limited number of circumstances. This stockholder proposal broadly requests that each voting requirement in our Governing Documents that calls for a greater than simple majority vote, regardless of what the voting requirement is or what it addresses, be replaced by a blanket “majority of votes cast” standard or “a simple majority in compliance with applicable laws.” The higher voting standards in our Governing Documents further the Board's commitment to protect stockholders' interests by ensuring broad support for certain fundamental changes and limiting disruption for stockholders by promoting stability in the Company’s Governing Documents.

Please note that this is only an advisory vote, as Item 6 is precatory, meaning that it requests that the Board take a specific action, and therefore the results of the vote will not be binding on the Board. The final decision regarding this Item 6 remains with the Board, although the Board will consider the outcome of this vote when making its decision. Stockholders should also note that approval of this item would not, by itself, implement a simple majority voting standard as described in the proposal, and the Board and the Company’s stockholders would need to take subsequent action to amend the Company’s Governing Documents.

The Board recommends that you vote “AGAINST," Item 6, shareholder proposal on simple majority vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in this Proxy Statement contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The “Audit Committee Report” included in this Proxy Statement shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT, AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our code of business conduct, corporate governance guidelines, the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.carvana.com, or may be requested in print, at no cost, by email at investors@carvana.com or by mail to Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations. Copies of any exhibit to our reports will be forwarded upon written request, subject to a reasonable charge for copying and mailing.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the internet at www.sec.gov. These filings are also available on our corporate website at investors.carvana.com. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement.

COST OF PROXY SOLICITATION

Carvana is paying the expenses of this solicitation. Carvana will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Carvana will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Carvana may solicit proxies in person or by telephone, facsimile, email, or other similar means.

ANNEX A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARVANA CO.
(a Delaware corporation)
* * * *
Adopted in accordance with the provisions of §242 of the
General Corporation Law of the State of Delaware
* * * *
Paul Breaux, being the Vice President, General Counsel and Secretary of Carvana Co., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 27, 2017.

SECOND: Article Seven of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and replaced to read in its entirety as follows:

"ARTICLE SEVEN
Section 1. Limitation of Liability.
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable.

(b) Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification."

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by a duly authorized officer of the Corporation on this [●] day of May, 2025.

CARVANA CO.
By:
Name:	Paul Breaux
Title:	General Counsel and Secretary

ANNEX B

NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we also present the following non-GAAP measures: Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; and Total gross profit per retail unit, non-GAAP.

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; and Total gross profit per retail unit, non-GAAP

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; and Total gross profit per retail unit, non-GAAP are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income (loss), or gross profit, as determined by GAAP.

Adjusted EBITDA is defined as net income (loss) plus income tax (benefit) provision, interest expense, other operating expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, goodwill impairment, loss on debt extinguishment, and restructuring expense, minus revenue related to our Root Warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization expense in cost of sales, share-based compensation expense in cost of sales, and restructuring expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; and Total gross profit per retail unit, non-GAAP may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

Reconciliations of Adjusted EBITDA to net income (loss), and Gross profit, non-GAAP to gross profit, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, and Total gross profit per retail unit, non-GAAP are as follows:

	For the Years Ended December 31,
(dollars in millions, except per unit amounts)	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Net income (loss)	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)	$150	$404
Income tax (benefit) provision	—	—	—	—	—	—	—	1	1	25	(4)
Interest expense	—	1	4	8	25	81	131	176	486	632	651
Other operating expense, net	—	—	—	1	1	3	10	9	14	8	12
Other (income) expense, net	—	—	—	—	—	1	(11)	(3)	56	(9)	(73)
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169	140
Depreciation and amortization expense in SG&A	2	3	4	11	24	41	74	105	200	183	165
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—	1
Share-based compensation expense in SG&A	—	1	1	6	21	30	25	39	69	73	91
Goodwill impairment	—	—	—	—	—	—	—	—	847	—	—
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)	(21)
Loss (Gain) on debt extinguishment	—	—	—	—	—	—	—	—	—	(878)	12
Restructuring expense (1)	—	—	—	—	—	—	—	—	57	7	—
Adjusted EBITDA	$(13)	$(32)	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)	$339	$1,378

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604	$10,771	$13,673
Net income (loss) margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%	1.4%	3.0%
Adjusted EBITDA margin	(31.0)%	(24.6)%	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%	3.1%	10.1%

Gross profit	$—	$1	$19	$68	$197	$506	$794	$1,929	$1,246	$1,724	$2,876
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169	140
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—	1
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)	(21)
Restructuring expense in cost of sales (1)	—	—	—	—	—	—	—	—	7	—	—
Gross profit, non-GAAP	$—	$1	$19	$68	$201	$511	$805	$1,953	$1,376	$1,872	$2,996

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296	312,847	416,348
Total gross profit per retail unit	$(201)	$206	$1,023	$1,539	$2,090	$2,852	$3,253	$4,537	$3,022	$5,511	$6,908
Total gross profit per retail unit, non-GAAP	$(201)	$206	$1,013	$1,537	$2,136	$2,878	$3,298	$4,593	$3,337	$5,984	$7,196

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.

PRELIMINARY - SUBJECT TO COMPLETION DATED MARCH 14, 2025PC The undersigned hereby appoints Paul Breaux and Kevin Hogan (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carvana Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
The shares represented by this proxy will be voted as directed or, if no direction is given, shares will be voted "FOR" all the director nominees listed in Proposal 1, "FOR" Proposals 2, 4 and 5, "1 YEAR" for Proposal 3, and "AGAINST" Stockholder Proposal 6. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. This proxy is being solicited on behalf of the Board of Directors
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Carvana Co. Annual Meeting of Stockholders For Stockholders of record as of March 10, 2025 Monday, May 5, 2025 2:30 PM, Pacific Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/CVNA C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903 Internet: www.proxypush.com/CVNA • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-509-2149 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/CVNA YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 2:30 PM, Pacific Time, May 5, 2025. Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

PRELIMINARY - SUBJECT TO COMPLETION DATED MARCH 14, 2025 PC Carvana Co. Annual Meeting of Stockholders Please make your marks like this: PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class II Director Nominees FOR WITHHOLD 1.01 Dan Quayle #P2# #P2# FOR 1.02 Gregory Sullivan #P3# #P3# FOR FOR AGAINST ABSTAIN 2. To consider the approval, by an advisory vote, of the compensation of our named executive officers as disclosed in the Proxy Statement ("say-on-pay"); #P4# #P4# #P4# FOR 1YR 2YR 3YR ABSTAIN 3. To recommend, by an advisory vote, the frequency of future advisory votes on the compensation of our named executive officers ("say-on-pay frequency"); #P5# #P5# #P5# #P5# 1 YEAR FOR AGAINST ABSTAIN 4. To approve an amendment to Carvana's amended and restated certificate of incorporation to provide for the exculpation of certain officers as permitted by Delaware law; #P6# #P6# #P6# FOR 5. To ratify the appointment of Grant Thornton LLP as Carvana's independent registered public accounting firm for the year ending December 31, 2025; #P7# #P7# #P7# FOR 6. To vote upon a stockholder proposal regarding simple majority voting; #P8# #P8# #P8# AGAINST 7. To transact other business as may properly come before the meeting or any adjournment of the meeting. Proposal_Page - VIFL You must register to attend the meeting online and/or participate at www.proxydocs.com/CVNA Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date THE BOARD OF DIRECTORS RECOMMENDS A VOTE: "FOR" BOTH OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL 1 "FOR" PROPOSALS 2, 4 AND 5 "1 YEAR" ON PROPOSAL 3 "AGAINST" PROPOSAL 6